As filed with the Securities and Exchange Commission on February 4, 2005
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NBOG BANCORPORATION, INC.
(Name of Small Business Issuer in its charter)

GEORGIA	6021	58-2554464
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

807 Dorsey Street
Gainesville, Georgia 30501
(770) 297-8060
(Address, and telephone number
of principal executive offices)

ALBERT F. SATTERWHITE NBOG BANCORPORATION, INC. 807 DORSEY STREET GAINESVILLE, GEORGIA 30501 (770) 297-8060 (Name, address, and telephone number, of agent for service)	Copies to: KATHRYN KNUDSON, ESQ. POWELL GOLDSTEIN LLP One Atlantic Center Fourteenth Floor 1201 West Peachtree Street, N.W. Atlanta, Georgia 30309-3488 (404) 572-6952

Approximate date of proposed sale to the public: As soon as practicable after the date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE:
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, No par value	1,000,000	$6.00	$6,000,000	$706.20

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED FEBRUARY 4, 2005; SUBJECT TO COMPLETION

1,000,000 shares

NBOG BANCORPORATION, INC.

Common Stock

If you held our common stock on ____________, 2005, you will receive subscription rights to purchase additional shares of common stock for a subscription price of $6.00 per share. You will receive 1.34 subscription rights for every one share of common stock that you held on that date. Each subscription right entitles you to purchase one share of common stock at the subscription price. The number of subscription rights allocated to you is based on the percentage of our voting stock you own on the record date on an as adjusted basis. These subscription rights represent your pro rata portion of the aggregate $6.0 million in new equity capital we propose to raise in this rights offering together with a prior private offering to our officers and directors. There is no minimum number of shares that must be subscribed for by our shareholders in the offering.

Record date shareholders will be entitled to exercise their subscription rights through 5:00 p.m. EST on _________, 2005. We can extend the subscription period but in no event will the subscription period be extended beyond _______, 2005. However, we do not presently intend to extend the subscription period. Subscription rights not exercised by the end of the subscription period will expire and have no value. The subscription rights are not transferable, except by operation of law. Once you exercise your subscription rights, you may not revoke or change the exercise even if you later change your mind.

We will not issue fractional subscription rights or fractional shares, and you may not exercise your subscription rights other than in whole numbers. If the number of shares of common stock you held on the record date would result in your receipt of fractional subscription rights, the number of subscription rights issued to you has been rounded up to the nearest whole right.

Our directors and management officials have recently purchased 75,066 shares in a private offering at $6.00 per share, the same price per share as in this rights offering, in order to provide the Company with capital prior to our fiscal year-end. We have adjusted each shareholders' pro rata share to reflect the number of shares outstanding prior to this private offering. Each director and management official who purchased in the private offering has agreed not to exercise the portion of his or her pro rata share represented by his or her purchases in the private offering.

If any shares remain available after we complete the subscription period, our Board of Directors has reserved the right to accept subscriptions for those shares, in its sole discretion, from existing shareholders who wish to purchase additional shares as well as new investors. Any offering to new investors is scheduled to end on _______________, 2005. However, we may extend this offering without notice to subscribers until ______________, 2005.

Our directors and executive officers will be marketing our common stock on a best-efforts basis and will not receive any commissions for sales they make. Because this is a best-efforts offering, there is no guarantee that all of the offered shares will be sold. There is no minimum number of shares that must be sold in order to close the offering.

Investing in our common stock involves risks, which are described in the "Risk Factors" section beginning on page of this prospectus.

	Per Share	Total
Public price Proceeds to us, before expenses	$ 6.00 $ 6.00	$ 6,000,000 $ 6,000,000

Our common stock is not traded on any securities exchange or quotation system, and as a result, it may be difficult for you to resell your shares.

The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2005

CAUTIONARY NOTE ABOUT
FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements," which include information about possible or assumed future results of our operations or our financial performance. Forward-looking statements may also include information regarding our future plans and objectives. Forward-looking statements are based on the belief of our management, as well as assumptions they have made and information currently available to them. Words such as "expect," "estimate," "anticipate," "believe" and other similar expressions are intended to identify forward-looking statements.

The cautionary statements in the "Risk Factors" section and elsewhere in this prospectus identify important factors and possible events, which involve risks and uncertainties, that could cause actual results to differ materially from those contained in the forward-looking statements. If you are interested in purchasing shares of the common stock, you should carefully consider these risk factors, as well as factors discussed elsewhere in this prospectus, before making a decision to invest in the common stock.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What are the subscription rights and to what do they entitle me?

The subscription rights give you the opportunity to purchase additional shares of common stock for $6.00 per share. As of February 1, 2005, the last trade not involving NBOG of which management was aware took place at $10.00 per share.

If you owned our common stock as of 5:00 p.m. on ____________, 2005, you will receive 1.34 subscription rights for every one share of common stock owned by you at that time. Each subscription right entitles you to purchase one share of common stock at the subscription price. For example, if you owned 100 shares of common stock on the record date, you would have the right to purchase 134 additional shares (100 shares multiplied by 1.34) of common stock for $6.00 per share.

The aggregate number of subscription rights you are entitled to receive, if exercised by you in full, represents your pro rata portion of the $6.0 million in additional equity capital we are seeking to raise. Your pro rata portion is based on the number of shares of common stock you owned on the record date. There is no minimum number of shares that must be subscribed for by shareholders in the rights offering.

Will I receive fractional rights or shares?

No. We are not issuing fractional subscription rights or shares, and you may not exercise your subscription rights in fractional amounts. If the number of shares of common stock you held on the record date would result in your receipt of fractional subscription rights, the number of subscription rights distributed to you has been rounded up to the nearest whole right.

Why is NBOG distributing the subscription rights and offering stock?

We are distributing the subscription rights to purchase common stock as part of our plan to raise up to $6.0 million in additional equity capital to satisfy the capital ratios required of us by the Office of the Comptroller of the Currency (the "OCC") and to support our future growth. The OCC has required that we maintain capital ratios of Total capital (to risk-weighted assets) of 14.0% and Tier 1 capital (to adjusted quarterly average total assets) of 9.0%. We believe that raising $6.0 million will satisfy the OCC requirements and provide additional capital to support continued growth of The National Bank of Gainesville (the "Bank").  Based on our financial position at December 31, 2004, we estimate that the Company would have needed to sell approximately 300,000 shares at $6.00 per share in order to achieve a Total capital ratio of 14.0% and a leverage ratio of 9.0%.

We are distributing the subscription rights to give all our shareholders the opportunity to participate in our issuance of $6.0 million in additional equity in proportion to their ownership interest in our common stock. The rights offering affords our existing shareholders an opportunity to subscribe for new shares of common stock at the same price per common share as directors and management officials paid in a private offering, and to maintain their proportionate interest in NBOG. In addition, since no underwriting or sales commission will be paid in respect of the shares purchased in the rights offering, we believe the rights offering will be a low-cost method for raising additional capital.

How did NBOG arrive at the $6.00 price per share?

Our board of directors determined the subscription price of $6.00 per share in the rights offering based on a number of factors, including:

●	our need for capital to meet regulatory capital ratios;

●	our desire to offer shares at a price that would be attractive to investors relative to the current trading price of our common stock;

●	a review of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings;

●	the likely cost of capital from other sources;

●	the historic and current market price of our common stock;

●	our business prospects;

●	our operating history; and

●	the liquidity of our common stock.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Will the board of directors and management participate in the rights offering?

Our directors and management who own shares of our common stock have indicated that they intend to participate in the rights offering, although they are not bound to do so and may change their mind at any time.

Prior to the commencement of the rights offering, our directors and management officials purchased 75,066 shares of our common stock in a private offering at $6.00 per share. This private offering was designed to provide additional capital to NBOG prior to the end of 2004 without affecting the pro rata ownership of our shareholders. We have adjusted each shareholders' pro rata share to reflect the number of shares outstanding prior to this private offering. Each director and management official who purchased in the private offering has agreed not to exercise the portion of his or her pro rata share represented by their purchases in the private offering.

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Has the board of directors made a recommendation regarding the rights offering?

The board of directors is not making any recommendation about whether or not you should exercise any subscription rights. You should make your own decision as to whether or not to exercise your subscription rights and, if so, how may subscription rights to exercise. You should make this decision only after reading this entire prospectus and consulting with your own financial advisors. Your decision should be based upon your own assessment of your best interests.

How soon must I act?

The subscription rights expire on _____________, 2005, at 5:00 p.m. EST. We must actually receive all required documents and payments before that date and time. We recommend that you send all of your subscription documents, together with payment of the subscription price, to us several days in advance of the expiration date.

If any subscription rights are not exercised by ____________, 2005, we may accept subscriptions from existing shareholders and new investors for additional shares. Investors interested in acquiring such shares may submit a subscription agreement at any time; however, we will not accept such subscriptions until the expiration of the subscription rights period on __________, 2005. Assuming shares remain unsold, the offering will be kept open until ____________, 2005. However, we reserve the right to extend the offering until ____________, 2005, without notice to subscribers.

May I transfer my subscription rights of the shares to which they relate?

No. The subscription rights are nontransferable, even by gift. However, subscription rights may be transferred by will, devise or operation of law in the case of death, dissolution, liquidation, or bankruptcy of the holder or pursuant to an order of an appropriate court. Upon exercise of the subscription rights, the issued shares will be fully registered and freely transferable.

Will I be entitled to an over-subscription privilege?

While no shareholder is entitled to an over-subscription privilege in the rights offering, our Board of Directors may take such interest into consideration. To the extent that shares of common stock are not subscribed for in this offering, our Board of Directors may, in its sole discretion, accept subscription agreements for such shares from existing shareholders as well as new investors.

Am I required to participate in the rights offering?

No. You are not required to exercise any subscription rights, purchase any new shares, or otherwise take any action in response to this rights offering.

What will happen if I do not exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares you own will not change, but your percentage ownership of our total outstanding common stock will decline following the rights offering. There is no minimum number of shares that must be subscribed for by shareholders in this rights offering.

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Is there risk in owning our common stock?

Yes. Exercising your subscription rights means making a decision to purchase additional shares of our common stock. You should carefully consider this decision as you would any other equity investment. Among other things, you should carefully consider the risks described under "Risk Factors" beginning on page of this prospectus.

How do I exercise my rights?

You must properly complete and sign the enclosed subscription agreement and deliver it, together with payment in full for the subscription rights you are exercising, to us before expiration of the subscription period. For the address to which the subscription agreement should be mailed and payment forwarded, see "The Rights Offering - How to Subscribe" on page __.

If you hold your shares of common stock through a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the subscription rights on your behalf for shares you wish to purchase. Therefore, you will need to have your broker, dealer or other nominee act for you. If you wish to participate in the rights offering and purchase new shares, please contact the record holder of your shares. To indicate your decision with respect to your subscription rights, you should follow the instructions provided by your broker, dealer or other nominee. You should receive these instructions from the record holder with the other rights offering materials.

What fees or charges apply if I purchase shares?

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your subscription rights. If you exercise subscription rights through a record holder of your shares, you are responsible for paying any fees that the record holder may charge you.

When will the shares be issued?

Shares of common stock purchased in this offering will be issued as soon as practicable after the acceptance of subscription agreements.

What should I do if I have other questions?

If you have questions, need additional copies of offering documents, or otherwise need assistance, you should contact our Chief Financial Officer, Mr. Bryan Hendrix, at (770) 297-8060. We also file annual and quarterly reports and other information with the Securities and Exchange Commission. You may obtain copies of these reports by contacting us or the Securities and Exchange Commission as described in "Where You Can Find Additional Information About Us" on page .

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SUMMARY

This summary does not contain all the information you should consider before investing in the common stock. You should read carefully the entire prospectus. Unless otherwise indicated, all references to "NBOG," "we," "us," and "our" in this prospectus refer to NBOG Bancorporation, Inc. and its subsidiary, The National Bank of Gainesville (the "Bank").

NBOG Bancorporation, Inc.
807 Dorsey Street
Gainesville, Georgia 30501-6619
(770) 297-8060)

NBOG Bancorporation, Inc. is a bank holding company located in Gainesville, Georgia. Our wholly-owned subsidiary, The National Bank of Gainesville, was organized as a national bank under the laws of the United States and opened for business on March 25, 2002. The Bank currently offers commercial and consumer banking services to individuals and small- to medium-sized business located primarily in the Hall County area of northern Georgia. As of December 31, 2004, the Bank's assets totaled $48.0 million; net loans totaled $31.3 million and deposits totaled $43.7 million.

Market Opportunity

Our primary market area is the northern Georgia market of Hall County, including Gainesville and five smaller municipalities. Within this market, the Bank emphasizes providing high-quality, personalized services to individuals and businesses that prefer community-oriented banking.

The Offering

The Subscription Rights
If you were a record holder of our common stock at the close of business on ____________, 2005, you will receive 1.34 subscription rights for every one share of common stock you held of record as of that date. The total number of rights that shareholders of record will receive will be rounded up to the nearest whole number.

Price per Share	The price is $6.00 per share, payable by check or money order.

Use of Proceeds
The net proceeds from this offering are expected to be approximately 5.9 million after subtracting the expenses of the offering. We will use these proceeds to satisfy the capital ratios required of us by the Office of the Comptroller of the Currency and to support the continued growth of the Bank.

Common Stock we are Offering	1,000,000 shares of common stock.

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Shares of Common Stock Outstanding
As of _____________, 2005, we had ________ shares of common stock outstanding. Assuming all of the offered shares are sold, a total of approximately 1.82 million shares of common stock will be outstanding after consummation of the offering.

Non-transferability of Rights	The subscription rights may not be transferred or sold.

Expiration of Rights	The subscription rights expire at 5:00 p.m. EST on _________________, 2005, or such later time as we may extend the rights offering, but no later than ___________, 2005.

Unexercised Rights
The Board of Directors may, in its sole discretion, offer shares that were not subscribed for during the rights offering from existing shareholders who wish to purchase additional shares or new investors. We may accept subscriptions until 5:00 p.m. EST on _____________, 2005 or such later time as we may extend the offering, but no later than ____________, 2005.

No Revocation	Once you have exercised your subscription rights or submitted a subscription agreement, you may not change or revoke your exercise or subscription agreement.

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Summary Consolidated Financial Data

The following table sets forth summary historical financial data from our consolidated financial statements and should be read in conjunction with those financial statements, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page ____. The summary consolidated financial data as of December 31, 2003 and for the year then ended is derived from our audited financial statements and notes, which appear elsewhere in this prospectus. The summary financial data as of December 31, 2004 and for the year then ended is derived from unaudited financial statements for that period, which is also included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, that management considers necessary for a fair presentation of our financial position and results of operations for these periods.

	As of and for the Years Ended December 31
	2004	2003
	(in thousands, except share and per share data)
Balance Sheet Data:
Securities available for sale	5,349	2,745
Loans, net	31,302	46,598
Loans available for sale
Total assets	48,012	55,607
Deposits	43,727	49,085
Total shareholders' equity	3,918	6,477

Average Balances:
Loans	43,718	37,295
Earning assets	53,046	47,636
Assets	55,876	48,998
Deposits	50,381	43,952
Shareholders' equity	5,212	4,676

Results of Operations:
Net interest income	2,402	2,088
Provision for loan losses	2,275	341
Other income	161	258
Other expenses	2,513	1,675
Net (loss) earnings	$(2,890)	979

Per Share Data:
Net (loss) earnings per share	$(3.87)	$1.45
Diluted net (loss) earnings per share	$(3.87)	$1.45

Key Performance Ratios:
Return on average equity	(55.45%)	20.94%
Return on average assets	(5.17%)	2.00%
Average equity to average assets	9.33%	9.54%
Average loans to average deposits	86.77%	84.85%
Net interest margin	4.53%	4.38%

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RISK FACTORS

An investment in the common stock involves a significant degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the common stock.

The following paragraphs describe the risks that we believe are material to your decision to invest in our common stock. You should also read carefully the cautionary statement preceding the Risk Factors regarding our use of forward-looking statements in this prospectus.

The shares of common stock offered through this prospectus are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

We have experienced losses and have an accumulated deficit.

We experienced a pre-tax loss of $2.2 million and an after-tax loss of $2.9 million during 2004. The after-tax loss includes a tax expense of $650,000 which represents the reversal of a tax benefit recognized at the end of 2003. See "Management's Discussion and Analysis - Income Taxes" on page __. We also had an accumulated deficit of $3.6 million at December 31, 2004. To become profitable, we must increase our net interest income and noninterest income above existing levels. If we do not increase these revenues sufficiently to offset anticipated increases in expenses, we will experience continued losses.

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. However, every loan we make carries a risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. During 2004, we provided $2,275,000 for loan losses, but also charged off $2,049,000 in loans. At December 31, 2004, our allowance for probable loan losses as a percentage of total loans was 3.1%, and as a percentage of total non-performing loans was 30.1%. If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.

We have previously identified weaknesses in our overall credit risk management process.

In a series of audits conducted during the last quarter of 2003 and first quarter of 2004 by the Bank's internal and external auditors and the Office of the Comptroller of the Currency, several weaknesses were identified in the overall credit risk management process of the Bank. If these weaknesses have not been adequately addressed, our business, financial condition and profitability may suffer.

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We are required to maintain higher than normal capital levels and are subject to other regulatory restrictions, including restrictions on borrowing, which may hinder our growth plans.

We are subject to various regulatory restrictions. In August, 2004, the Bank entered an agreement with its principal regulator, the Office of the Comptroller of the Currency (the "OCC"). Under the agreement, the Bank is required to maintain a ratio of "Tier 1 Capital" to average assets of 9.0% beginning on March 31, 2005, which is significantly higher than the 5% level generally necessary for "well capitalized" status under applicable banking laws and regulations. The Bank is also required to maintain a ratio of total capital to risk-weighted assets of 14.0%. The Bank has also agreed to give the OCC at least thirty days' prior notice of any significant deviations or changes from its operating plan as approved by the OCC. We have also agreed with the Board of Governors of the Federal Reserve System that we will obtain its approval prior to incurring any significant holding company indebtedness. Failure to obtain such approvals could adversely affect our future growth. See "Supervision and Regulation" on page ___.

We have a new Chief Executive Officer and senior management team.

During 2004, we replaced our entire senior management team, including our Chief Executive Officer. As a result, investors have a limited operating history upon which to base an evaluation of their future performance. If our new management is unable to successfully manage and grow the business, our business, financial condition and profitability may suffer. We believe each member of our senior management team is important to our success and the unexpected loss of any of these persons could impair our day-to-day operations as well as our strategic direction. Our senior management team includes:

●	Albert F. Satterwhite, Chief Executive Officer

●	W. Bryan Hendrix, Chief Financial Officer

●	Michael C. Lynch, Senior Lender

See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in Financial Condition" on page ___ and "Management" on page ___.

If you do not participate in this rights offering or do not exercise all of your subscription rights, you may suffer dilution of your percentage ownership of our common stock.

This rights offering is designed to enable us to raise capital while allowing all shareholders on the record date to avoid or limit dilution of their ownership interest in NBOG. To the extent that you do not exercise your subscription rights and shares are purchased by other existing or new shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

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Our common stock may trade at prices below the subscription price.

The subscription price was determined by our board of directors based on a number of factors, including our need for capital to meet regulatory capital ratios, our desire to offer shares at a price that would be attractive to investors relative to the current trading price of our common stock, and a review of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock.

Our ability to pay dividends is restricted by federal policies and regulations, and we do not intend to pay dividends for the foreseeable future.

Federal Reserve Board policy and the Office of the Comptroller of the Currency regulations restrict our ability to pay dividends, and we cannot assure that we will pay dividends on our common stock in the future. Federal Reserve Board policy states that bank holding companies should pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that a bank holding company should not maintain a level of cash dividends that undermines its ability to serve as a source of strength to its banking subsidiaries. Our ability to declare and pay dividends on the common stock depends upon our earnings and financial condition, our liquidity and capital requirements, the general economic and regulatory climate and other factors our Board of Directors deems relevant. Based on its perception of the growth opportunities available to us, our board of directors does not anticipate that it would be in our best interest to pay cash dividends in the foreseeable future.

Our principal source of funds to pay dividends is cash dividends that we receive from our subsidiary, The National Bank of Gainesville. The Office of the Comptroller of the Currency regulates the Bank's dividend payments and must issue prior approval of dividend payments if the total of all dividends declared by the Bank's board of directors in any year will exceed (1) the total of the Bank's net profits for that year, plus (2) the Bank's retained net profits of the preceding two years, less any required net transfers to surplus. See "Supervision and Regulation—Payment of Dividends" on page ___.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

We believe that the net proceeds of the offering will be sufficient to satisfy the Bank's capital requirements, as currently planned. If we are unable to sell all of the shares in this offering, or if our projections are incorrect, we may be required to raise additional capital. If additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. Future efforts to raise capital through the sale of securities could reduce the proportionate interest of our shareholders.

It may be difficult for you to sell your shares of common stock because there is not a public trading market for our common stock.

There is not a public trading market for our common stock and an active trading market may never develop. As a result, you may not be able to resell your shares at the price or time that you desire.

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Because we have a limited operating history, it is difficult to assess reliably the quality of our loan portfolio and other operating results.

We opened the Bank in March, 2002, and as a result, we have a limited operating history upon which investors can base an evaluation of our future performance. Therefore, it is difficult to assess reliably the quality of our loan portfolio or evaluate or anticipate our operating results generally. Our past performance does not necessarily indicate future success.

An economic downturn, especially in northern Georgia, could have an adverse effect on the quality of our loan portfolio and our financial performance.

Economic recession over a prolonged period or other economic problems in Hall County, Georgia or in our state or nation generally could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services. For example, a downturn in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses. This could in turn reduce our net income and profitability.

Our executive officers and directors own a significant portion of our outstanding common stock and may be able to control the outcome of corporate actions that require shareholder approval.

Our directors and executive officers will have the right to purchase approximately 300,000 shares of common stock in this offering. After this offering, and assuming they exercise all of their subscription rights in the offering, our directors and executive officers will beneficially own or control 836,256 shares, including shares subject to exercisable warrants and options, representing approximately 48.6% of our outstanding common stock. As a result, our directors and executive officers could exercise significant control over matters requiring shareholder approval, including the election of directors or a change in control of our company. See "Principal Shareholders and Stock Ownership of Management" on page ___.

We will have immediate access to all funds, but we are not likely to realize an immediate increase in our return on equity.

We are not required to sell a minimum number of shares in order to close this offering and your subscription for shares will be binding upon, and irrevocable by, you when you submit it. As a result, we will have immediate access to all funds collected with subscriptions we receive and accept. Even though we will have collected these funds, however, our return on equity is not likely to increase until we have applied them to specific activities that produce a return on our investment.

Unexpected changes in interest rates may decrease our net interest income.

If we are unsuccessful in managing interest rate fluctuations, our net interest income could decrease materially. Our operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Like most depository institutions, our earnings and net interest income are affected by changes in market interest rates and other economic factors beyond our control.

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Industry competition may have an adverse effect on our profitability.

Competition in the banking and financial services industry is intense, and our profitability depends upon our continued ability to compete in our market area. We compete with national, regional and community banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. In addition, because the Gramm-Leach-Bliley Act now permits banks, securities firms and insurance companies to affiliate, a number of larger financial institutions and other corporations offering wider variety of financial services than we currently offer could enter and aggressively compete in the market we currently serve. Many of these competitors have substantially greater resources, lending limits and operating histories than we do and may offer services that we do not or cannot provide

Government regulation may have an adverse effect on our profitability and growth.

Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Changes in state and federal banking laws and regulations or in federal monetary policies could adversely affect our ability to maintain profitability and continue to grow. For example, new legislation or regulation could limit the manner in which we may conduct our business, including our ability to obtain financing, attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. The laws, regulations, interpretations and enforcement policies that apply to us have been subject to significant, and sometimes retroactively applied, changes in recent years, and may change significantly in the future. Future legislation or government policy may also adversely affect the banking industry or our operations. See "Supervision and Regulation" on page ___.

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THE RIGHTS OFFERING

General

We are offering for sale a maximum of 1,000,000 shares of NBOG common stock at a price of $6.00 per share. The shares will be offered first to existing shareholders of NBOG. As described below, each holder of NBOG common stock as of the record date of __________, 2005 will have a right to purchase 1.34 shares of our common stock for every one share held on the record date. Shareholders who wish to exercise their subscription rights must do so before 5:00 p.m. EST, on _____________, 2005. Shareholders may purchase any or all of their pro rata portion of shares in the offering.

Shareholders who purchase their full pro rata portion of the shares being offering may subscribe to purchase additional shares if other shareholders fail to exercise their subscription rights in full. The Company also reserves the right, in its sole discretion, to accept subscription agreements from new investors if any shares remain available after completing the rights offering.

The subscription rights will be evidenced by a Subscription Order Form, which are being distributed to our record holders with the delivery of this prospectus as Appendix A. The subscription rights may not be transferred or sold. Investors wishing to purchase any shares available in the offering after completion of the rights offering should complete the Subscription Agreement distributed with this prospectus as Appendix B.

The purpose of this offering is to raise additional equity capital to satisfy the capital ratios required of us by the OCC. The OCC has required that we maintain capital ratios of Total capital (to risk-weighted assets) of 14.0% and Tier 1 capital (to adjusted quarterly average total assets) of 9.0%. We believe that raising $6.0 million will satisfy the OCC requirements and provide additional capital to support continued growth of The National Bank of Gainesville.  Based on our financial position at December 31, 2004, we estimate that the Company would have needed to sell approximately 300,000 shares at $6.00 per share in order to achieve the required ratios.

Allocation of Shares

Subscription Rights. Shares will be offered first to existing shareholders of NBOG, as of the record date of _________, 2005, on a pro-rata basis. In light of offering 1,000,000 shares, you will receive 1.34 subscription rights for every one share of NBOG common stock that you held as of _________, 2005. We will not issue fractional subscription rights or pay any cash for fractional subscription rights. Instead, the total number of subscription rights record holders of our stock will receive will be rounded up to the nearest whole number.

A depository, bank, trust company, or securities broker, dealer or similar intermediary holding shares of common stock on the record date for more than one beneficial owner may, upon proper showing to the Company, exchange its subscription order form to obtain multiple subscription order forms for the number of subscription rights to which each such beneficial owner would have been entitled had each been a holder on the record date.

Example #1: You held 500 shares of NBOG common stock on the record date. For every share of NBOG common stock that you held, you have 1.34 subscription rights. Each subscription right entitles you to buy one share of NBOG common stock in this offering. Consequently, you will be entitled to purchase 670 shares (500 shares multiplied by 1.34, and rounded up to the nearest whole share) of NBOG common stock at $6.00 per share through your subscription right in this offering.

13

Remaining Shares. We do not expect that all NBOG shareholders will purchase their full pro-rata portion of shares being offering through the subscription rights. If shares remain following completion of the subscription period, we may, in our sole discretion, accept subscription agreements from existing shareholders who purchased their full pro rata portion of the shares offered and from new investors through a general public offering. If you are an existing shareholder and desire to purchase additional shares in addition to your subscription rights, you should indicate under the "Additional Subscription" section of your Subscription Order Form, attached as Appendix A, the number of shares you are willing to acquire.

If we accept subscription agreements from new investors, the minimum purchase for new investors will be ____ shares of NBOG common stock, unless we, in our sole discretion, accept a subscription for a lesser number of shares. We reserve the unilateral right to reject or reduce any subscription in the general public offering for any reason prior to acceptance, or to waive the minimum share purchase requirement for new investors of ____ shares. Furthermore, we reserve the unilateral right to close the offering at any time. If the offering to subscribers is oversubscribed, in determining which subscriptions to accept or reduce, or whether to waive the minimum share purchase requirement of ____ shares, we may take into account any factors we consider relevant, including the order in which subscriptions were received and a subscriber's potential to do business with us. Rejected subscriptions will be returned to the subscriber without interest.

If shares remain available in the offering after the expiration of the subscription rights, we will accept subscription agreements to purchase shares until 5:00 p.m. EST, on ___________, 2005, unless we sell all of the shares earlier or otherwise terminate or extend the offering. Your subscription will be binding and may not be revoked without our consent once we have received your subscription check, bank draft or money order. We reserve the unilateral right to terminate this offering at any time or to extend the offering without notice to subscribers for up to one additional 90-day period, or not later than ____________, 2005.

Private Offering to Directors and Management. Prior to the rights offering, we completed a private offering to our directors and management officials (the "Private Offering") to raise additional capital in order to meet OCC capital requirements as of December 31, 2004. In the Private Offering, we sold 75,066 shares to directors and management officials at $6.00 per share. Each purchaser in the Private Offering has agreed not to exercise the portion of his or her pro rata share represented by their purchases in the private offering.

We have adjusted the number of subscription rights being issued in the right offering to reflect the number of shares outstanding prior to the Private Offering. We will not accept any subscriptions received based on shares subscribed for in the Private Offering. We intend that the percentage ownership of NBOG by our directors and management after the rights offering would remain equivalent to their percentage ownership prior to the Private Offering if all shareholders exercise their pro rata right to purchase shares of NBOG common stock.

Example #2: A director of NBOG held 20,000 shares of NBOG common stock as of December 15, 2004. Therefore, in order to maintain their pro rata share in light of the rights offering, the director is entitled to acquire a total of up to 26,800 shares (20,000 shares multiplied by 1.34, and rounded up to the nearest whole share)

In the Private Offering, the director purchased 5,000 shares at $6.00 per share from the Company. The director will have a right to buy an additional 21,800 shares (26,800 shares they would otherwise be entitled to buy less the 5,000 shares purchased in the Private Offering).

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Example #3: An officer of NBOG did not hold any shares of NBOG common stock as of December 15, 2004. In the Private Offering, the officer purchased 5,000 shares at $6.00 per share from the Company. The officer will not have a right to buy any shares in this offering.

Determination of Offering Price

We believe that the $6.00 per share offering price meets our objection of raising sufficient capital in this offering while providing existing shareholders of NBOG with an opportunity to make an additional investment in the Company. Our board of directors chose the $6.00 per share offering price based on a number of factors, including:

●	our need for capital to meet regulatory capital requirements;

●	our desire to offer shares at a price that would be attractive to investors relative to the current trading price of our common stock;

●	a review of recent rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offering;

●	the likely cost of capital from other sources;

●	the historic and current market price of our common stock;

●	our business prospects;

●	our operating history; and

●	the liquidity of our common stock.

The offering price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or independent bankers in connection with establishing the offering price, but did discuss with our outside financial advisors a pricing level that could be expected to stimulate a level of interest in the offering that would allow us to raise the capital necessary to meet regulatory capital ratios.

The $6.00 offering price should not be considered an indication of the actual or fair value of our common stock. We cannot assure you that the market price of our common stock will not decline during or after this offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in this offering at a price equal to greater than $6.00 per share.

Non-Transferability of Subscription Rights

The subscription rights are non-transferable and non-assignable, except by operation of law. Only record date security holders of NBOG, or the beneficial interest of such record holder, may exercise the subscription rights.

15

Notice to Nominee Holders

If you are a broker, dealer or other nominee who holds shares of NBOG common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of this offering as soon as possible to determine such beneficial owners' intentions with respect to this offering. You should obtain instructions from the beneficial owner with respect to such owner's subscription rights. If the beneficial owner so instructs, you should complete the appropriate Subscription Order Form and submit it in accordance with the instructions under "How to Subscribe" below.

Beneficial Owners Who Are Not Record Holders

If you are a beneficial owner of shares of NBOG common stock that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this offering. If you wish to subscribe for shares in this offering, you will need to have your broker, dealer or other nominee act for you. You should receive from your broker, dealer or other nominee a form through which you may notify your nominee of your decision with respect to subscribing for shares in this offering.

Plan of Distribution

This offering is being made to the public through NBOG's executive officers. No commissions or other sales compensation will be paid to any of NBOG's officers in connection with this offering. If necessary, we may engage one or more NASD member firms to provide marketing and assistance solely in connection with the offering of shares to new investors or where required by state securities laws. These firms will be under no obligation to purchase or sell any specific number of dollar amount of shares. In connection with these services, we may pay a fee as well as a commission to the member firms for shares purchased in the offering.

Purchases by Directors and Executive Officers

In the Private Offering completed prior to this rights offering, our directors and officers purchased 70,899 shares. Prior to the Private Offering, our directors and executive officers combined ownership represented approximately 48.7% of our outstanding shares on a fully diluted basis. After the Private Offering, our directors and executive officers combined ownership represented approximately 52.5% on a fully diluted basis.

Our directors and executive officers are entitled to purchase approximately 300,000 shares, or approximately 30% of the shares that may be issued in this offering, and they may request additional shares in the event that not all shares are subscribed for. Assuming all shareholders purchase their full pro rata portion of the offering, as adjusted for the Private Offering, we expect that the combined ownership of our common stock by our directors and executive officers will represent approximately 48.6% of our outstanding shares on a fully diluted basis. Because of their ownership position in the Company, these directors and officers together may be able to significantly include the outcome of director elections or block a significant transaction that might otherwise be approved by the shareholders. See "Description of NBOG Common Stock - Important Provisions of our Articles of Incorporation and Bylaws" on page ___.

Regulatory Limitations

If you become the beneficial owner of 5% or more of the NBOG common stock after this offering, you will become subject to the filing requirements of Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Further, if you would beneficially own 10% or more of the NBOG common stock after this offering, you may be required to provide financial information to, or seek the prior approval of, state and federal banking regulators. We may reject subscriptions and will not be required to issue shares of common stock in this offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, when we plan to close this offering, such clearance or approval has not been obtained or any required waiting period has not been obtained prior to the closing of this offering. We do not expect that any existing NBOG shareholders will need prior approval of the banking regulators to exercise their full subscription right.

16

State Securities Laws

This offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we accepting any offers from you to purchase any shares of our common stock if you are a resident of any such state or other jurisdiction. We may delay the commencement of the offering in particular states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any change in the terms of the offering. In our sole discretion, we may decline to make modifications to the terms of the offering requested by particular states or other jurisdictions, in which case security holders or individuals who live in those states or jurisdictions will not be eligible to participate in the offering.

How to Subscribe

Subscription Rights. If you are a record date shareholder of NBOG, you have received this prospectus with a Subscription Order Form, attached as Appendix A. In order to purchase any or all of the shares to which you are entitled to purchase through your subscription rights, you must deliver on or before 5:00 p.m., EST, on _____________, 2005, the following items to NBOG Bancorporation, Inc., Attention: W. Bryan Hendrix, 807 Dorsey Street, Gainesville, Georgia 30501:

●	a completed, signed and dated Subscription Order Form, attached as Appendix A, providing, where indicated, the number of allocated shares you desire to purchase; and

●	a check payable to "NBOG Bancorporation, Inc." in an amount equal to $6.00 multiplied by the number of subscription right shares you wish to purchase.

Additional Subscriptions. In addition, if you are a record date shareholder of NBOG and you have subscribed for your full pro-rata portion of the shares being offered, you may specify under the heading "Additional Subscriptions" in your Subscription Order Form delivered in connection with the subscription rights, or a subsequent Subscription Agreement, the number of additional shares you would be willing to purchase if shares remain available after we complete the subscription rights period. Any additional Subscription Agreements must be delivered to NBOG, at the address indicated above, on or before 5:00 p.m., EST, on _______________, 2005. After completion of the subscription rights round, we will determine the number of additional subscription shares you will be permitted to purchase. The written notice also will inform you of the date by which we must receive your payment of $6.00 per share for each such additional subscription.

17

New Investors. As noted above, if additional shares remain available after completion of the subscription rights period described above, we may accept subscriptions from investors who were not record date shareholders of NBOG. In the event you are such an investor, and wish to purchase shares in this offering, you must deliver on or before 5:00 p.m., EST, on _____________, 2005, the following items to NBOG Bancorporation, Inc., Attention: W. Bryan Hendrix, 807 Dorsey Street, Gainesville, Georgia 30501:

●	a completed, signed and dated Subscription Agreement, attached as Appendix B to this prospectus; and

●	a check payable to "NBOG Bancorporation, Inc." in an amount equal to $6.00 multiplied by the number of shares you wish to purchase.

You Cannot Revoke Your Subscription For Any Reason

You may not revoke or change your decision to purchase shares in this offering after you submit your subscription forms and payment. If you later learn information about us that you consider to be unfavorable, if our stock price declines, or if you simply change your mind, you will not be entitled to revoke your subscription or obtain a refund of your subscription price.

You Need to Act Promptly and Follow Subscription Instructions If You Wish to Subscribe

If you decided to purchase shares in the offering, you will need to follow the instructions contained in this prospectus and the Subscription Order Form or Subscription Agreement. If you do not, your subscription may be rejected. Shareholders who desire to purchase shares in this offering must act promptly to ensure that all required forms and payments are actually received by us prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. We do not undertake to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. In addition, any person check used to pay for shares must clear prior the expiration date, and the clearing process may require five or more business days.

If You Have Questions

If you have questions or need assistance concerning the procedure for subscribing for shares in this offering or if you would like additional copies of this prospectus, you should contact W. Bryan Hendrix, our Chief Financial Officer, at (770) 297-8060.

No Recommendation by Our Directors and Management

Our board of directors and management has not expressed an opinion or made any recommendation as to whether anyone should purchase shares of NBOG common stock in this offering. Any decision to invest in NBOG common stock must be made based upon your own evaluation of this offering.

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Offering Expenses

Our estimated offering expenses are as follows:

Securities and Exchange Commission Registration Fee	$700
Legal Fees and Expenses	55,000
Accounting Fees and Expenses	20,000
Printing and Engraving Expenses	15,000
Mail and Distribution	5,000
Miscellaneous	4,300
Total	$100,000

DILUTION

The net tangible book value of our common stock as of December 31, 2004 was $3.9 million, or $4.86 per share. Net tangible book value per share represents the equity of our shareholders, less intangible assets, divided by the number of shares of our common stock outstanding. The dilution of the net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after completion of this offering. The following table shows our as adjusted net tangible book value as of December 31, 2004 and the resulting dilution to new investors after giving effect to the sale by us of 50%, 75% and 100% of the shares of our common stock offered hereby at a price to the public of $6.00 per share and the application of the estimated net proceeds therefrom, after deducting $100,000 of estimated offering expenses in each case.

	Assuming the Sale of
	1,000,000 Shares	750,000 Shares	500,000 Shares
Price to the public per share	$6.00	$6.00	$6.00
Net tangible book value per share at December 31, 2004(1)	$4.86	$4.86	$4.86
Increase in net tangible book value per share attributable to new investors (2)	$.56	$.46	$.33
As adjusted net tangible book value per share at December 31, 2004	$5.42	$5.32	$5.19
Dilution per share to new investors	$.58	$.68	$.81

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The following tables summarize, on an as adjusted basis as of December 31, 2004, the tangible book value of the outstanding shares and the total consideration and average price paid per share by the new investors for the shares purchased in this offering, assuming the sale of 50%, 75% and 100% of the shares of common stock offered hereby.

Assuming 1,000,000 shares are Sold:	Shares		Tangible Equity		Average Per Share
	Number	Percent	Number	Percent

Equity at December 31, 2004 (1)	805,389	46%	3,918,018	41%	4.86
Rights Offering (2)	941,601	54%	5,549,601	59%	5.89
Total	1,746,990	100.0%	9,467,619	100.0%	$5.42

Assuming 750,000 Shares are Sold:	Shares		Tangible Equity		Average Per Share
	Number	Percent	Number	Percent

Equity at December 31, 2004 (1)	805,389	54%	3,918,018	49%	4.86
Rights Offering (2)	691,601	46%	4,049,601	51%	5.86
Total	1,496,990	100.0%	7,967,619	100.0%	$5.32

Assuming 500,000 Shares are Sold:	Shares		Tangible Equity		Average Per Share
	Number	Percent	Number	Percent

Equity at December 31, 2004 (1)	805,389	65%	3,918,018	61%	4.86
Rights Offering (2)	441,601	35%	2,549,601	39%	5.77
Total	1,246,990	100.0%	6,467,619	100.0%	$5.19

(1)	Does not include 87,500 total shares of our common stock issuable upon exercise of options under our stock incentive plans or 179,736 shares issuable upon exercise of warrants.

(2)	Net of estimated offering expenses of approximately $100,000.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 1,000,000 shares of common stock that we plan to sell in this offering, after we pay $100,000 in estimated expenses of the offering, will be $5,900,000. We intend to use the net proceeds to satisfy the capital ratios required of us by the Office of the Comptroller of the Currency, to support the continued growth of the Bank and other general corporate purposes.

Since national banks are regulated with respect to the ratio that their total assets may bear to their total capital, if the Bank experiences greater growth than anticipated following the offering, the Bank may require the infusion of additional capital to support that growth. We anticipate, however, that the proceeds of this offering will be sufficient to support our immediate capital needs.

CAPITALIZATION

The following table shows our capitalization as of December 31, 2004. It shows our capitalization on four bases: actual and as adjusted to give effect to the receipt of the net proceeds from the offering, assuming in the alternative that 50%, 75% and 100% of the offered shares are sold. The as adjusted capitalization assumes that we sell the indicated number of shares of common stock at $6.00 per share and that the net proceeds from the offering, after deducting in each case $100,000 of estimated offering expenses payable by us, are: (1) $2,900,000 if 50% of the shares are sold; (2) $4,400,000 if 75% of the shares are sold; and (3) $5,900,000 if 100% of the shares are sold.

	December 31, 2004
	Actual	As Adjusted
		100% Sold	75% Sold	50% Sold
Shareholders' Equity:
Preferred Stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	$0	$0	$0	$0
Common stock; no par value; 50,000,000 shares authorized; 805,389 shares issued and outstanding; 1,746,990 shares issued and outstanding as adjusted assuming 100% of the shares are sold; 1,496,990 shares issued and outstanding as adjusted assuming 75% of the shares are sold; 1,246,990 shares issued and outstanding as adjusted assuming 50% of the shares are sold.	7,527,819	13,077,420	11,577,420	10,077,420
Accumulated deficit	3,585,103	3,585,103	3,585,103	3,585,103
Accumulated other comprehensive income (loss)	(24,698)	(24,698)	(24,698)	(24,698)
Total Shareholders' Equity	$3,918,018	$9,467,619	$7,967,619	$6,467,619

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MARKET FOR NBOG COMMON STOCK

As of the date of this prospectus, NBOG had 822,056 shares of common stock outstanding and approximately 693 shareholders of record. Approximately 267,000 additional shares are subject to outstanding options and warrants to purchase NBOG common stock. There is currently no market for our shares of common stock, and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the common stock to be traded on any stock exchange or over-the-counter-market. There is only incomplete information about trades of our shares and the prices at which any shares have traded.

To our knowledge, no trades have occurred during 2005, while sporadic trades occurred during 2004 and 2003 at a price of $10.00 per share.

We have not paid dividends to our shareholders to date, and do not anticipating paying dividends in the immediate future. The holders of our common stock will be entitled to receive dividends when and if declared by our board of directors out of funds legally available for dividends. NBOG Bancorporation, Inc. is a legal entity separate and distinct from The National Bank of Gainesville, and its revenues will depend in significant part on the dividends paid by the Bank to NBOG. No assurances can be given that dividends will be declared by the Company, or if declared, what the amount of the dividends will be or whether such dividends, once declared, would continue. The Bank is subject to legal restrictions on the amount of dividends it may pay. See "Supervision and Regulation - Payment of Dividends" on page __.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data from our financial statements and should be read in conjunction with those financial statements, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page ___. The selected consolidated financial data as of December 31, 2003 and for the year then ended is derived from our audited financial statements and notes, which appear elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2004 and for the year then ended is derived from unaudited financial statements for that period, which is also included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, that management considers necessary for a fair presentation of our financial position and results of operations for these periods.

	As of and for the Years Ended December 31,
	2004	2003
	(in thousands, except share and per share data)
Balance Sheet Data:
Securities available for sale	$5,349	$2,745
Loans, net	31,302	46,598
Loans available for sale
Total assets	48,012	55,607
Deposits	43,727	49,085
Total shareholders' equity	3,918	6,477

Average Balances:
Loans	43,718	37,295
Earning assets	53,046	47,636
Assets	55,876	48,998
Deposits	50,381	43,952
Shareholders' equity	5,212	4,676

Results of Operations:
Net interest income	2,402	2,088
Provision for loan losses	2,275	341
Other income	161	258
Other expenses	2,513	1,675
Net (loss) earnings	$(2,890)	979

Per Share Data:
Net (loss) earnings per share	$(3.87)	$1.45
Diluted net (loss) earnings per share	$(3.87)	$1.45

Key Performance Ratios:
Return on average equity	(55.45%)	20.94%
Return on average assets	(5.17%)	2.00%
Average equity to average assets	9.33%	9.54%
Average loans to average deposits	86.77%	84,85%
Net interest margin	4.53%	4.38%

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MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis is intended to assist you in understanding our financial condition and results of operations. You should read this commentary in conjunction with the financial statements and the related notes and the other statistical information included elsewhere in this report, as well as with an understanding of our short operating history.

General

NBOG Bancorporation, Inc. (the "Company") opened for business through its banking subsidiary, The National Bank of Gainesville (the "Bank"), on March 25, 2002.

The following discussion describes our results of operations for 2004 as compared to 2003 and also analyzes our financial condition as of December 31, 2004 as compared to December 31, 2003. Like most community banks, we derive a significant portion of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the "Average Balances" table shows the average balance during 2004 and 2003 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the "Rate/Volume Analysis" table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a "Sensitivity Analysis Table" to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the "Provision and Allowance for Loan Losses" section we have included a detailed discussion of this process.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this non-interest income, as well as our non-interest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this prospectus.

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Critical Accounting Policies

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America, in the preparation of our consolidated financial statements. Our significant accounting policies are described in note 1 in the footnotes to the consolidated financial statements at December 31, 2003 included elsewhere in this prospectus.

We believe that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Please refer to the portion of management's discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of our processes and methodology for determining the allowance for loan losses.

Results of Operations

A net loss of $2,890,000 was incurred for 2004 as compared to net earnings of $979,000 in 2003. Our operational results depend to a large degree on three factors: our net interest income, our provision for loan losses, and our non-interest expenses. Net interest income is the difference between the interest income received on investments (such as loans, investment securities, and federal funds sold) and the interest expense on deposit liabilities. Net interest income rose slightly to $2,402,000 for the year ended December 31, 2004 compared to $2,088,000 for the year ended December 31, 2003. However, this increase was offset by increases in the provision for loan losses and increases in non-interest expense. Additionally, the net loss reflects the reversal of an income tax benefit of $650,000 related to the recognition of a deferred tax asset during 2003. These items are discussed in further detail later in the discussion.

The provision for loan losses in 2004 was $2,275,000 compared to $341,000 in 2003. This increase is a direct result of the deterioration of the Bank's credit quality during 2004 as problem loans started to surface or were identified by management, credit review services and regulators. As management became aware of these loans, additional provisions were required to ensure the allowance for loan losses was adequately funded. The current allowance for loan losses at December 31, 2004 reflects management's estimate of potential losses inherent in the loan portfolio. We believe our estimates are now sufficient to absorb any such losses.

Non-interest income for the year ended December 31, 2004 totaled $161,000 compared to $258,000 in 2003. Non-interest income includes service charges on deposit accounts, customer service fees, mortgage origination fee income and investment security gains/(losses). With the increase in mortgage interest rates coupled with the closing of the mortgage lending division, the Bank's non-interest income declined by $97,000 during 2004. Non-interest expenses in 2004 were $2,513,000 compared to $1,675,000 in 2003. The largest component of non-interest expenses is salaries and benefits, which totaled $1,165,000 for the year ended December 31, 2004, compared to $891,000 in 2003.

The net loss indicated above for 2004, with the exception of the $650,000 deferred tax adjustment, was related to weakness in the overall credit risk management process of this institution. These weaknesses were first realized by a series of audits conducted by the Bank's internal and external auditors and the Office of the Comptroller of the Currency during the last quarter of 2003 and first quarter of 2004. On August 19, 2004, the Bank entered a formal written agreement with the Office of the Comptroller (the "Agreement"), which set forth a series of action necessary to correct the identified weaknesses.

25

In connection with the Agreement, and as a result of the identified weaknesses, our Board of Directors decided to replace the Bank's executive officers, and hired a new President/Chief Executive Officer, Senior Lender and Chief Financial Officer. In addition, management has replaced the Bank's entire lending staff. The new executive officers have extensive expertise in the commercial and consumer lending area and experience in the management and restructuring of a bank with credit deficiencies. We believe we are on schedule to meet all of the requirements of the Agreement, and have made important strides in identifying and remedying the causes of the weaknesses.

Net Interest Income

For the years ended December 31, 2004 and 2003, net interest income totaled $2,402,000 and $2,088,000, respectively. Interest income from loans, including fees, was $3,370,000 representing a yield of 7.71% in 2004 compared to a yield of 8.63% in 2003. The decrease in yield on loans is due to a lower volume of loan demand in 2004 as well as interest foregone due to classified loans being placed in a non-earning status. Interest expense totaled $1,144,000 for the year ended December 31, 2004 compared to $1,333,000 in 2003. The net interest margin realized on earning assets and the interest rate spread were 4.51% and 4.28%, respectively, for the year ended December 31, 2004, as compared to an interest rate margin of 4.38% and interest rate spread of 4.01% in 2003.

26

Average Balances and Interest Rates

The table below details the average balances outstanding for each category of interest earning assets and interest-bearing liabilities for 2004 and 2003 and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

	For the Year Ended December 31, 2004				For the Year Ended December 31, 2003
	(Amounts presented in thousands)

	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Interest earning assets:
Loans (including loan fees)	$43,718	$3,370	7.71%	37,295	$3,217	8.63%
Investment securities	3,163	96	3.04%	5,544	150	2.71%
Federal funds sold	6,165	80	1.30%	4,797	54	1.13%
Total interest earning assets	53,046	3,546	6.68%	47,636	3,421	7.18%
Other non-interest earnings assets	2,830			1,362

Total assets	$55,876			48,998

Liabilities and shareholders' equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$451	4.89%		391	3.77%
Savings and money market	4,746	51	1.07%	6,089	86	1.41%
Time	42,517	1,089	2.56%	35,598	1,244	3.49%
Other	-	-	-	-	-	-
Total interest-bearing liabilities	47,714	1,144	2.40%	42,078	1,333	3.17%
Other non-interest bearing
liabilities	2,950			2,244
Shareholders' equity	5,212			4,676

Total liabilities and
shareholders' equity	$55,876			48,998

Excess of interest-earning assets
over interest-bearing liabilities	$5,332			5,558

Ratio of interest-earning assets
to interest-bearing liabilities	111.18%			113.21%

Net interest income		$2,402			$2,088

Net interest spread			4.28%			4.01%

Net interest margin			4.53%			4.38%

Non-accrual loans are included in average loan balances during the periods presented.

27

Volume/Rate Analysis

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.

	2004 Compared to 2003
	Increase (decrease) due to changes in
	Volume	Rate	Net

Change
Interest income on:
Loans (including loan fees)	$495	(342)	153
Investment securities	(72)	18	(54)
Federal funds sold	18	8	26
	441	(316)	125

Interest expense on:
Interest-bearing demand	$1	0	1
Savings and money market	(15)	(20)	(35)
Time	177	(332)	(155)
	163	(352)	(189)

	$278	36	314

Interest Rate Sensitivity and Asset Liability Management

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and non-interest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the Bank's net interest income in general terms during periods of movement in interest rates. In general, if the Bank is liability sensitive, more of its interest sensitive liabilities are expected to reprice within twelve months than its interest sensitive assets over the same period. In a rising interest rate environment, liabilities repricing more quickly is expected to decrease net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since liabilities would theoretically be repricing at lower interest rates more quickly than interest sensitive assets. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2004, the Bank, as measured by Gap, is in a liability sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

28

We also measure the actual effects that repricing opportunities have on earnings through simulation modeling, referred to as earnings at risk. For short-term interest rate risk, the Bank's model simulates the impact of balance sheet strategies on net interest income, pre-tax income, and net income. The model includes interest rate simulations to test the impact of rising and falling interest rates on projected earnings. The Bank determines the assumptions that are used in the model.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The Bank's savings accounts and interest-bearing demand accounts, which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

	At December 31, 2004
	Maturing or Repricing in
	(dollars in thousands)

	Three Months	Four Months	1 to 5	Over 5
	or Less	to 12 Months	Years	Years	Total
Interest-earning assets:
Investment securities	$995	724	2,645	985	5,349
Federal funds sold	5,301	-	-	-	5,301
Loans	14,644	4,165	13,292	191	32,292

Total interest-bearing assets	20,940	4,889	15,937	1,176	42,942

Interest-bearing liabilities:
Deposits:
Savings and demand	4,940	-	-	-	4,940
Time deposits	6,683	23,382	6,397	-	36,462

Total interest-bearing liabilities	11,623	23,382	6,397	-	41,402

Interest sensitive difference per period	9,317	(18,493)	9,540	1,176	1,540
Cumulative interest sensitivity difference	$9,317	(9,176)	364	1,540
Cumulative difference to total interest earning assets	21.70%	(21.37)%	.85%	3.59%

At December 31, 2004, the difference between the Bank's liabilities and assets repricing or maturing within one year was $9,176,000. Due to an excess of liabilities re-pricing or maturing within one year, an increase in interest rates could cause the Bank's net interest income to decrease. Because the liabilities that will be re-pricing in the next year were originally made at higher promotional rates, we believe that our liability sensitive position will not substantially impact net interest income despite rising interest rates.

29

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although particular assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, some assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors which may affect the assumptions made in the table include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

Provision and Allowance for Loan Losses

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $2,275,000 for the year ended December 31, 2004 as compared to $341,000 for the year ended December 31, 2003. The loan portfolio decreased by approximately $14.9 million during the year ended December 31, 2004. The allowance for loan losses was 3.07% of gross loans at December 31, 2004 compared to 1.20% at December 31, 2003. The increase in the allowance to loan loss to gross loan ratio is reflective of the rise in classified loans identified during 2004 as compared to the loans classified by management at December 31, 2003. Classified loans as of December 31, 2004 represented 27% of total gross loans and the actual reserves allotted for these loans represented 78% of the total allowance for loan losses. Additionally, large concentrations of loans in the real estate, commercial and consumer portfolios with established trends of credit risk have also attributed to the increase in the allowance. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Our loan loss reserve methodology incorporates any anticipated write-downs and charge-offs in all problem loans identified by management, credit review services and regulatory authorities. The additions to the allowance for loan losses in 2004 resulted in both a decrease in earnings and in capital.

The allocation of the allowance for loan losses by loan category at the date indicated is presented below (dollar amounts are presented in thousands:

	December 31,
	2004		2003
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans

Commercial, financial and agricultural	$162	22%	$87	15%
Real estate - mortgage	232	49%	230	41%
Real estate - construction	450	5%	128	23%
Consumer	146	24%	121	21%
	$990	100%	$566	100%

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The following table presents a summary of changes in the allowance for loan losses for the past two years (dollar amounts are presented in thousands):

	For the years ended December 31,
	2004	2003

Balance at the beginning of period	$566	$258
Charge-offs:
Commercial, financial and agricultural	811	0
Real estate - mortgage	346	0
Real estate - construction	459	0
Consumer	433	40
Total Charged-off	2,049	40
Recoveries:
Commercial, financial and agricultural	142	0
Real estate - mortgage	0	0
Real estate - construction	24	0
Consumer	32	7
Total Recoveries	198	7

Net Charge-offs	1,851	33
Provision for Loan Loss	2,275	341
Balance at end of period	990	566
Total loans at end of period	32,292	47,163
Average loans outstanding	43,718	37,295
As a percentage of average loans:
Net loans charged-off	4.23%	.09%
Provision for loan losses	5.20%	.91%
Allowance for loan losses as a percentage of:
Year end loans	3.07%	1.20%

The following table summarizes other real estate and repossessions, past due and non-accrual loans, and income that would have been reported on non-accrual loans as of December 31, 2004 and 2003 (amounts are presented in thousands):

	December 31,
	2004	2003

Other real estate and repossessions	$1,973	$561
Accruing loans 90 days or more past due	-	405

A loan is placed on non-accrual status when, in management's judgment, the collection of interest appears doubtful. As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonacrual status when principal or interest payments are past due for more than 90 days. Exceptions are allowed for loans past due greater than 90 days when such loans are well secured and in process of collection. At December 31, 2004, there were $1,730,000 in loans outstanding which were accounted for as non-accrual loans whereas there were no outstanding loans accounted for as non-accrual loans at December 31, 2003. Interest income that would have been reported on the non-accrual loans in 2004 totaled $109,830.

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Non-interest Income and Expense

Non-interest income for the year ended December 31, 2004 totaled $161,000 as compared to $258,000 for the year ended December 31, 2003. This decrease in non-interest income was primarily due to a lower demand in mortgage loan origination, in particular, mortgage re-financing along with the closing of our mortgage loan division.

Total non-interest expense for the year ended December 31, 2004 was $2,513,000 as compared to $1,675,000 for the same period in 2003. Salaries and benefits, the largest component of non-interest expense, totaled $1,165,000 for the year ended December 31, 2004, compared to $891,000 for the same period a year ago. Salary and benefits expense increased primarily due to the increase in full time equivalent employees from fourteen at December 31, 2003 to twenty-one at December 31, 2004 as well as annual salary increases and replacement of senior management positions. Occupancy totaled $307,000 for the year ended December 31, 2004, compared to $267,000 for the same period a year ago. Occupancy expense increased primarily due to the Bank's re-location in August 2004 of its banking and mortgage operations housed in two separate leased facilities to its newly constructed main office building at 807 Dorsey Street. Accordingly, the Bank incurred higher utility, maintenance, and depreciation costs associated with the move into a larger facility. Professional fees totaled $267,000 for the year ended December 31, 2004, compared to $140,000 for 2003. Professional fees increased primarily due to an $89,000 increase in outside service fees stemming from credit review services as well as placement fees for the recruitment and replacement of key personnel. Other non-interest expenses were $764,000 for the year ended December 31, 2004 as compared to $377,000 for the year ended December 31, 2003. The increase in non-interest expenses is due primarily to expenses of $263,000 related to the acquisition, maintenance and sale of foreclosed and repossessed property. In addition, the Bank incurred $28,000 in losses on the disposal of assets whose service was limited to operations in the Bank's former leased facilities.

Income Taxes

For the year ended December 31, 2004, the Company's net income reflected a tax expense of $665,000 of which $650,000 was a reversal of a tax benefit recognized at the end of 2003. Prior to 2003, the Company did not recognize a deferred tax asset as the ultimate realization of these assets were in doubt as the Company had not reported a consistent level of earnings which would support the recognition of the deferred tax asset. As of December 31, 2003, the Company had generated nine consecutive months of net income primarily from core earnings which, at that time, management believed was indicative of the Company's ability to continue to generate taxable income and allowed the recognition of the deferred tax asset. However, during 2004 when it became apparent that the Company would not continue to generate taxable income at a consistent level, the tax benefit recognized in 2003 had to be reversed and recorded against current 2004 earnings.

32

Financial Condition

Total assets decreased $7,595,000, or 14% from December 31, 2003 to December 31, 2004. The primary source of reduction was in net loans, which decreased $15,296,000 or 33%, during the year ended December 31, 2004. Investment securities available-for-sale increased $2,604,000 from December 31, 2003 to $5,349,000 at December 31, 2004. Federal funds sold increased $2,936,000 from December 31, 2003 to $5,301,000 at December 31, 2004. Total deposits decreased $5,358,000, or 11% during 2004.

Loans

Gross loans totaled $32,292,000 at December 31, 2004, a decrease of $14,871,000 or 32% since December 31, 2003. This reduction is part of an ongoing effort by management to seek and reduce classified and criticized loans by payoff or by their exit from the bank. Management anticipates that this effort will continue through-out 2005. Balances within the major loans receivable categories as of December 31, 2004 and December 31, 2003 are as follows (amounts are presented in thousands):

	2004		2003
Commercial, financial and agricultural	$7,043	22%	7,213	15%
Real estate - mortgage	15,822	49%	19,222	41%
Real estate - construction	1,783	5%	10,671	23%
Consumer	7,644	24%	10,057	21%
	$32,292	100%	47,163	100%

As of December 31, 2004, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

	Commercial	Real Estate Mortgage	Consumer	Total
Within 1 year	$4,806	7,006	2,312	14,124
1 to 5 years	2,237	8,020	5,143	15,400
Over 5 years	-	796	189	985
Totals	$7,043	15,822	7,644	30,509

As of December 31, 2004, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

	Fixed Interest Rates	Variable Interest Rates	Total
Commercial
1 to 5 years	$1,610	627	2,237
Over 5 years	-	-	-
Real estate
1 to 5 years	6,220	1,800	8,020
Over 5 years	2	794	796
Consumer
1 to 5 years	5,143	-	5,143
Over 5 years	189	-	189

33

Investment Securities

Investment securities available-for-sale increased to $5,349,000 at December 31, 2004 from $2,745,000 at December 31, 2003. This increase was primarily the result of excess funds created from the slow down in loan growth and the Company's intent to restructure the Bank and not to re-finance particular loans. All of the Bank's marketable investment securities were designated as available-for-sale at December 31, 2004 and 2003.

The following table presents the investments by category at December 31, 2004 and 2003 (amounts are presented in thousands):

	2004		2003
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

U.S. Government agencies and treasuries	$1,499	1,485	1,498	1,494
Mortgage-backed securities	3,887	3,864	1,253	1,251

	$5,386	5,349	2,751	2,745

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented as of December 31, 2004 (amounts are presented in thousands):

	U.S. Government Agencies	Weighted Average Yields	Mortgage Backed Securities	Weighted Average Yields
3 Months or Less	$1,000	3.29%	$-	N/A
After 3 Months through 1 Year	$-	N/A	$725	3.27%
After 1 through 5 years	$499	2.36%	$2,177	3.20%
Over 5 years	$-	N/A	$985	3.55%

Deposits

At December 31, 2004, total deposits decreased by $5,358,000, or 11% from December 31, 2003. Demand deposits (interest bearing and non-interest bearing) increased $461,000 or 18% during 2004 whereas time deposits decreased $4,758,000, or 12% during the same time period.

Balances within the major deposit categories as of December 31, 2004 and December 31, 2003 are as follows (amounts are presented in thousands):

	2004	2003
Non-interest-bearing demand deposits	$2,325	2,242
Interest-bearing demand deposits	735	357
Savings deposits	4,205	5,266
Time deposits	26,038	28,676
Time deposits over $100,000	10,424	12,544
	$43,727	49,085

34

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2004 are summarized as follows (amounts are presented in thousands):

Within 3 months	$2,097
After 3 through 6 months	3,618
After 6 through 12 months	2,626
After 12 months	2,083

Total	$10,424

Capital Resources

Total shareholders' equity decreased from $6,477,000 at December 31, 2003 to $3,918,000 at December 31, 2004. This decrease was attributable to a net loss of $2,890,000, $2,275,000 of which was provisions for loan losses and $650,000 of which was the reversal of a tax benefit recognized at the end of 2003 that was expensed against 2004 earnings.

Bank holding companies and their banking subsidiaries are required by banking regulators to meet specific minimum levels of capital adequacy, which are expressed in the form of ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide for the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of Total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%.

Banks and bank holding companies are also required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 4.0%.

The following table summarizes the Bank's risk-based capital ratios at December 31, 2004:

Tier 1 capital (to risk-weighted assets)	11.3%
Total capital (to risk-weighted assets)	12.6%
Tier 1 capital (to total average assets)	7.8%

Under the terms of the Agreement with the Office of the Comptroller of the Currency, we are required to maintain capital ratios of Total capital (to risk-weighted assets) of 12.0% and Tier I capital (to adjusted quarterly average total assets) of 8.0%. By March 31, 2005, we will be required to maintain capital ratios of Total capital (to risk-weighted assets) of 14.0% and Tier I capital (to adjusted quarterly average total assets) of 9.0%.

Due to additional provisions to the allowance for loan losses during the fourth quarter of 2004 that management felt were appropriate, our Tier 1 capital ratio to total average assets fell 0.2% below the ratio required by the Agreement. The OCC has been informed of this deficiency. We expect to raise sufficient capital in this offering to comply with the ratio requirements.  Based on our financial position at December 31, 2004, we estimate that the Company would have needed to sell approximately 300,000 shares at $6.00 per share to achieve the required ratios.

35

Liquidity

The Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the Bank to monitor its liquidity to meet regulatory requirements and our local funding requirements.

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans depends on the economic conditions in Hall County and surrounding areas.

The Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Bank has arrangements with commercial banks for short term unsecured advances up to $3,900,000. No amounts were advanced on these lines at December 31, 2004.

Cash and cash equivalents as of December 31, 2004 increased $2,622,000 from December 31, 2003. Cash provided by operating activities totaled $954,000 in 2004, including $2,275,000 from provisions for loan losses.  Outflows to financing activities totaled $5,007,000, which were attributable to net decreases in deposits of $5,358,000 while financing activities resulting from the issuance of common stock provided the Company cash proceeds in the amount of $351,412.

During 2004, investing activities provided $6,675,000 to cash and cash equivalents. A decrease in net loans provided approximately $10,938,000, while maturities, calls and principal pay-downs of investment securities available-for-sale provided another $1,375,000. Cash from investing activities was used for $4,024,000 in purchases of investment securities available-for-sale and for $1,655,000 in construction costs of the Bank's new main office facility.

Off Balance Sheet Arrangements

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include unimproved and improved real estate, certificates of deposit or personal property.

36

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2004:

Commitments to extend credit	$1,314,000
Standby letters of credit	$130,000

Inflation

Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. We cope with the effects of inflation through the management of interest rate sensitivity gap position, by periodically reviewing and adjusting our pricing of services to consider current costs and through managing our level of net income relative to our dividend payout policy.

Selected Ratios

The following table sets out specified ratios of the Company for the years indicated.

	2004	2003

Net (loss) earnings to:
Average stockholders’ equity	(55.45)%	20.94%
Average assets	(5.17)%	2.00%
Dividends to net (loss) earnings	-	-
Average equity to average assets	9.33%	9.54%

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

37

BUSINESS

General

NBOG Bancorporation, Inc., a bank holding company, owns 100% of the outstanding common stock of The National Bank of Gainesville, which operates in the Gainesville, Georgia area. The Bank is chartered and regulated by the Office of the Comptroller of the Currency (the "OCC") and the FDIC. The Bank received final approvals from bank regulators to commence banking operations on March 1, 2002. The Company currently engages in no business other than owning and managing the Bank.

New Management Team

In August 2004, the Bank received a final report from the OCC identifying weaknesses in the overall credit risk management process, and, in connection with the report, has committed to take specific actions to strengthen correct identified weaknesses. These weaknesses were first recognized during a series of audits completed by the Bank's internal and external auditors and the OCC during the last quarter of 2003 and first quarter of 2004. The Bank has agreed to achieve and maintain on or before March 31, 2005 a Total capital to risk-weighted assets ratio of at least fourteen percent (14%) and a Tier 1 capital to adjusted total assets ratio of at least nine percent (9%).

In addition, the Bank has committed to:

●	adopt a written strategic plan covering at least a three-year period;
●	review and revise its written loan policy;
●	obtain an independent review of its loan program; and
●	review the adequacy, and establish a program to maintain the adequacy of, its allowance for loan and lease losses.

The Board of Directors of the Bank determined that it was appropriate to replace the entire management team of the Bank, and has hired a new President/Chief Executive Officer, Senior Lender and Chief Financial Officer. The new management team has extensive expertise in the commercial and consumer lending area and experience in the management and restructuring of a bank with credit deficiencies. See "Management" on page ___. The management team has also replaced the Bank's entire lending staff. The Company believes that it is on schedule to meet its commitments to the OCC to remedy the causes of the identified weaknesses.

Products and Services

Deposit Services. We offer a full range of interest-bearing and non-interest-bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits are residents, businesses, and employees of businesses within our market area, obtained through the personal solicitation of its officers and directors, direct mail solicitation, and advertisements published in the local media. We pay competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, we have implemented a service charge fee schedule competitive with other financial institutions in our market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

Credit Services. We emphasize a range of lending services, including real estate, commercial and consumer loans, to individuals and small-to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in our market area. We emphasize retail banking, home mortgages and consumer lending needs. The principal economic risk associated with each category of loans that the Bank makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

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Real Estate Loans. One of the primary components of our loan portfolio is loans secured by first or second mortgages on real estate. These loans generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (home equity loans are excluded as they are classified as consumer loans). Loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. We generally charge an origination fee. We attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we typically require personal guarantees of the principal owners of the collateral property, combined with our review of the personal financial statements of the principal owners. We generally apply the same underwriting criteria for home equity loans and lines of credit as for first mortgage loans, as described above. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. Risks associated with commercial real estate loans also include tenant vacancy rates and the quality of the borrower's management. Risks associated with construction lending include the builder's ability to sell the home to a buyer and to build the project according to the plans and specifications of the buyer and the Bank's ability to administer and control all phases of the construction disbursements. Risks associated with residential mortgage loans also include the ability of the Bank to sell foreclosed real estate in a down market or economy.

Consumer Loans. We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans and lines of credit. These loans typically carry balances of less than $25,000 and, in the case of non-revolving loans, are amortized over a period not to exceed 60 months. The revolving loans typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. Consumer loans generally involve more risks than residential mortgage loans because the collateral for defaulted loans may not provide an adequate source of repayment of the principal due to damage to the collateral or other loss of value. In addition, consumer loan performance depends upon the borrower's continued financial stability and is therefore more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Commercial Loans. We make loans for commercial purposes in various lines of businesses. Equipment loans are typically for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans typically have terms not exceeding one year and are usually secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and in other cases principal is typically due at maturity. The quality of the commercial borrower's management and its ability to both evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in a commercial borrower's creditworthiness.

Loan Approval and Review. Our loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit. We have established a Board loan committee that must approve any loan over the chief executive officer's lending limit. We will not make any loans to any director, officer, or employee on terms more favorable to such person than would be available to an unaffiliated person.

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Other Services. In addition to deposit and loan services, the Bank offers banking, cash management services, travelers' checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is a member of a network of automated teller machines that may be used by customers in major cities throughout Georgia, the United States, and in various cities worldwide. The Bank offers VISA and MasterCard credit cards and merchant credit card processing to the Bank's customers through third party vendors. The Bank will be reviewing opportunities for offering Internet banking services and expects to provide appropriate services through third party vendor relationships. The Bank currently offers telephone banking and NetImage. NetImage is a product that allows the customer to view images of their cleared checks via connection to the internet through a secure link in the Bank's website.

Lending Policies

The Bank's lending activities are subject to a variety of lending limits imposed by federal law. Differing limits apply based on the type of loan and the nature of the borrower, including the borrower's relationship to the Bank. In general, however, the Bank is able to loan any one borrower a maximum amount equal to either:

●	15% of the Bank's capital and surplus; or

●	25% of its capital and surplus if the excess over 15% is within federal guidelines, which provides an exception to the 15% limit for debt secured by readily marketable collateral, as defined by OCC regulations.

The Bank complies with the statutory lending limits, as described above. The Bank's legal lending limits will increase or decrease as the Bank's capital increases or decreases as a result of, among other reasons, its earnings or losses. The Bank will continue to sell loan participations to other financial institutions to meet the needs of customers requiring loans above these limits.

The interagency guidelines adopted by federal bank regulators, including the Comptroller of the Currency, mandate that financial institutions establish real estate lending policies and establishing particular minimum real estate loan-to-value standards. The Bank has adopted these federal standards as its minimum standards. These standards require maximum loan-to-value ratios for various types of real estate loans, although the Bank may make exceptions to the maximum guidelines, which exceptions must be accounted for and tracked.

Asset Management Policies

A committee composed of the executive officers of the Bank is charged with managing the Bank's assets and liabilities pursuant to policies established by the directors' Asset/Liability and Investment Committee. The committee attempts to manage asset growth, liquidity and capital in order to optimize income and reduce interest-rate risk. The committee directs the Bank's overall acquisition and allocation of funds. The management committee meets with the director's Asset/Liability and Investment Committee on a quarterly basis. The director's committee reviews and discusses the monthly asset and liability funds budget in relation to the actual flow of funds, as well as peer group comparisons; the ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities; the ratio of the allowance for loan losses to outstanding and non-performing loans; and other variables, such as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments and the overall state of the economy.

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The Bank's investment policy is to optimize income, consistent with liquidity, asset quality and regulatory constraints. The policy is reviewed from time to time by the Board of Directors of the Bank. Individual transactions, portfolio composition and performance are reviewed and approved monthly by the Board of Directors or a committee thereof. The President and CEO of the Bank implements the policy and reports to the full Board of Directors on a quarterly basis information concerning sales, purchases, resultant gains or losses, average maturity, federal taxable equivalent yields, and appreciation or depreciation by investment categories.

Correspondent banking involves the provision of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint.  The Bank has purchased correspondent services offered by larger banks, including check collections, services relating to the purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.  The Bank sells loan participations to correspondent banks with respect to loans that exceed the Bank's lending limit.  As compensation for services provided by a correspondent, the Bank may maintain balances with such correspondents in noninterest-bearing accounts.

Market Opportunities and Competition

The Bank primarily serves the northern Georgia market of Hall County, including Gainesville and five smaller municipalities. Hall County has a population of approximately 139,000 and encompasses 394 square miles. Lake Lanier, a manmade lake with 607 miles of shoreline, forms the county's western boundary. Gainesville, the county seat, is situated approximately 50 miles northeast of Atlanta and 100 miles southwest of Greenville, South Carolina. According to the 2000 Census, the median income for a family in Hall County was $50,100.

The Bank competes as a financial intermediary with other lenders and deposit-takers, including other commercial banks, thrift institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage companies and investment banking firms. According to information provided by the FDIC, as of June 30, 2004 there were 51 offices of 15 banks operating and reporting deposits in Hall County of $2.32 billion. Currently the Bank's local competitors are Gainesville Bank & Trust and Community Bank and Trust.

Employees

As of December 31, 2004, the Bank had 21 full-time employees and 3 part-time employees. The only employees of the Company are its officers. The Company and the Bank consider their relationship with employees to be excellent.

Properties

Our main office is located at 807 Dorsey Street, Gainesville, Georgia.

Legal Proceedings

There are no material legal proceedings to which the Company is a party or of which any of its properties are subject, nor are there material proceedings known to the Company to be contemplated by any governmental authority. Additionally, the Company is unaware of any material proceedings, pending or contemplated, in which any director, officer or affiliate, or any principal security holder of the company or any associate of any of the foregoing, is a party or has an interest adverse to the Company.

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PRINCIPAL SHAREHOLDERS AND
STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company's common stock beneficially owned as of February 1, 2005 by (a) each director and executive officer named in the Summary Compensation Table and (b) all executive officers and directors, as a group. The information shown below is based upon information furnished to the Company by the named persons. Other than the directors and executive officers listed below, we are unaware of any holder of more than 5% of the Company's common stock. The address of each person is c/o NBOG Bancorporation, Inc., 807 Dorsey Street, Gainesville, Georgia 30501.

Information relating to beneficial ownership of the Company is based upon "beneficial ownership" concepts set forth in the rules promulgated under the Securities Exchange Act. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of a security, or "investment power," which includes the power to dispose or to direct the disposition of a security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days of February 1, 2005.

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Name	Number of Shares	Warrants and Options Exercisable within 60 days	Total Number of Shares Beneficially Owned	Percent of Class	Nature of Ownership

Directors and Named Executive Officers

Paula M. Allen	21,667	10,833	32,500	3.9

J. Darwin Allison, Jr.	24,166	20,000	44,166	5.3

Shelley Palmour Anderson	14,266	10,100	24,366	2.9

Kathy L. Cooper	14,666	10,000	24,666	3.0	Includes 500 shares held in an IRA for the benefit of Ms. Cooper's spouse.

Anne L. Davenport	14,466	10,100	24,566	3.0	Includes 200 shares as custodian for Ms. Davenport's children.

Lanny W. Dunagan	27,182	6,667	33,849	4.1

Gilbert T. Jones, Sr.	35,466	30,800	66,266	7.8	Includes 500 shares held as custodian for Mr. Jones' grandchildren.

Roger P. Martin	47,267	30,600	77,867	9.1	Includes 30,600 shares held by Lanier OB-GYN Associates Profit Sharing Trust for the benefit of Dr. Martin and 12,500 shares held by Wahoo Calc, LLC.

John C. McHugh	34,166	10,000	44,166	5.3

Ann M. Palmour	35,590	20,036	55,626	6.6

Albert F. Satterwhite	8,333	0	8,333	1.0

R. Allen Smith	8,434	0	8,434	1.0

Wendell A. Turner	42,600	40,600	82,600	9.6	Includes 42,600 shares held by Lanier OB-GYN Associates Profit Sharing Trust for the benefit of Dr. Turner.

All Directors and Executive Officers as a Group (14 persons)	336,602	199,736	536,338	52.5

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MANAGEMENT

Directors

The Company's Board of Directors consists of 13 members and is divided into three classes. Each class of directors serves a staggered three-year term. The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the director's successor. The following table shows for each director: (a) his or her name; (b) his or her age at December 31, 2004; (c) how long he or she has been a director of the Company; (d) his or her position(s) with the Company, other than as a director; and (e) his or her principal occupation and business experience for the past five years. Each of the directors listed below is also a director of the National Bank of Gainesville.

Name (Age)	Director Since	Position with the Company and Business Experience

Class I Directors: (Term Expiring 2007)

Dr. John C. McHugh (49)	2002	Urologist at Northeast Georgia Urologic Associates, PC.

Ann M. Palmour* (67)	2000	Chairman of the Company; Owner of Palmour Properties (a real estate development company).

Albert F. Satterwhite (59)	2004	President and Chief Executive Officer of the Company and the Bank since 2004; Previously, Senior Vice President of Branch Bank and Trust Company in Macon, Georgia from 2000 until 2004.

Dr. Wendell A. Turner (47)	2001	Medical doctor, Lanier OB-GYN Associates.

Class II Directors: (Term Expiring 2005)

Paula M. Allen (65)	2000	Principal of Allen & Associates, Inc. (a real estate investment and management company).

J. Darwin Allison, Jr. (48)	2000	Vice-Chairman of the Company; President and CEO of A-1 Vaccinating, Inc. (a poultry vaccinating company).

Shelley Palmour Anderson* (39)	2000	Treasurer of the Company; Agent for State Farm Insurance Agency.

R. Allen Smith (65)	2004	Interim President and Chief Executive Officer of the Company During 2004; Previously, retired.

Dr. Roger P. Martin (60)	2001	Medical doctor and senior partner and founder of Lanier OB-GYN Associates.

Class III Directors: (Term Expiring 2006)

Kathy L. Cooper (42)	2000
Secretary of the Company; President of Cooper Family Enterprises (owns and operates two poultry operations, a cattle farm, a Christmas tree farm/trim shop, a grading company, several rental properties); Associate Broker with Southern Heritage Land Co.

Anne L. Davenport (43)	2000	Vice President of Matthews Printing Company.

Lanny W. Dunagan (52)	2002	Sole owner of Lanny Dunagan's Welding Service.

Gilbert T. Jones, Sr. (66)	2000	Retired; sole owner of Great Southern Resource & Investment, Inc. (a development and construction company).
__________________________________
* Ann M. Palmour is the mother of Shelley Palmour Anderson.

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Executive Officers & Significant Employees

The following table shows for each executive officer and significant employee of the Company: (a) his or her name; (b) his or her age at December 31, 2004; (c) how long he or she has been an officer or significant employee of the Company; and (d) his or her positions with the Company and the Bank:

Name (Age)	Held Position Since	Position with the Company and Business Experience
Executive Officers:
Albert F. Satterwhite (59)	2004
President and Chief Executive Officer of the Company and the Bank; Previously, Senior Vice President of Branch Bank and Trust Company in Macon, Georgia from 2000 until 2004; President of United Bank in Griffin, Georgia in 1999; Community Bank President and Chief Executive Officer of Union Planters Bank of Southern Mississippi from 1996 until 1999; President and Chief Executive Officer of BankSouth from 1992 to 1996; Division Vice President of BankSouth from 1985 until 1992; President and Chief Executive Officer of International City Bank from 1983 to 1985; and President and Chief Executive Officer of Citizens First National Bank of Crystal River from 1981 to 1983.

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W. Bryan Hendrix (42)	2004
Chief Financial Officer of the Company and the Bank; Previously, First Vice President and Controller of Gainesville Bank & Trust in Gainesville, Georgia from 1996 until 2004; Vice-President and Audit Manager of First National Bancorp, Inc. from 1984 to 1996.

Significant Employee:
Michael C. Lynch (32)	2004
Senior Vice President and Senior Lender of the Company and the Bank; Previously Vice President of Branch Bank and Trust from 1999 to 2004, during which time Mr. Lynch served as Regional Credit Officer, Small Business Loan Administrator and Commercial Lender. From 1995 to 1999, Mr. Lynch was employed with Wachovia Bank, N.A., where he served as Branch Manager and Commercial Lender.

COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years 2004, 2003 and 2003 for all individuals serving as the Company's Chief Executive Officer during 2004. No other executive officers received a combined payment of salary and bonus in excess of $100,000 for services rendered to the Company during 2004.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
Name and Position	Year	Salary ($)	Bonus ($)	Number of Securities Underlying Options		All Other Compensation ($)

Gary H. Anderson,	2004	38,867	--	--		45,021	[1]
Former President	2003	136,963	--	12,000	[2]	768	[3]
and CEO	2002	105,000	--	--		2,209	[3]

Albert F. Satterwhite,	2004	80,917	--	--		384	[3]
President and CEO	2003	--	--	--		--
	2002	--	--	--		--

R. Allen Smith,	2004	73,532	--	27,500		--
Interim President	2003	--	--	--		--
and CEO	2002	--	--	--		--

[1]	Represents a $44,765 severance payment to Mr. Anderson, including the payment of approximately $11,190 related to accrued but unused vacation, and $256 in life insurance premiums.

[2]	Upon Mr. Anderson's resignation, the options reflected above were forfeited.

[3]	Represents life insurance premiums.

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We have omitted information on "perks" and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure of the Securities and Exchange Commission's regulations.

For 2005, we have agreed to pay a base salary of $130,000 and $110,000, respectively to Messrs. Satterwhite and Hendrix.

Option Grants in Last Fiscal Year

The following table provides details regarding the stock options granted in 2004 to the executive officers named in the summary compensation table. The options described below vest in one-third annual increments beginning on December 16, 2005.

Name	Securities Underlying Option Grants (#)	Percentage of Total Options Granted to Employees During 2004 (%)	Exercise Price ($/share)	Expiration Date

Gary H. Anderson	--	--	--	--

Albert F. Satterwhite	--	--	--	--

R. Allen Smith	27,500	100%	$10.00	12/16/2014

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information as of December 31, 2004 concerning stock options held by the executive officers named in the summary compensation table. The named executive officers did not exercise any options to purchase common stock of the Company during 2004. We have not granted any stock appreciation rights, restricted stock or stock incentives other than stock options.

			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the Money Options at December 31, 2004
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary H. Anderson	--	--	--	--	--	--

Albert F. Satterwhite	--	--	--	--	--	--

R. Allen Smith	--	--	--	27,500	--	--

There is no active trading market for the Company's common stock. The in-the-money value of the options was based on a value equal to $6.00 per share, which is the offering price in this offering. Since the exercise price of the options is $10.00 per share, the options are not in-the-money.

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Employment Agreement

On August 22, 2000, the Company entered into an employment agreement with Mr. Anderson regarding his employment as the President and Chief Executive Officer of the Company. On April 6, 2004, Mr. Anderson resigned from his positions with the Company. Upon Mr. Anderson’s resignation, the employment agreement was terminated. Under the terms of his employment agreement, Mr. Anderson's annual salary for 2004 was set at $136,963. Additionally, during 2003, Mr. Anderson received stock options to purchase 12,000 shares of the Company’s common stock at $12.00 per share, a car allowance of $500 per month and other customary benefits commensurate with his position and responsibilities. As a result of Mr. Anderson’s resignation, the stock options awarded to Mr. Anderson in 2003 expired without becoming exercisable.

As a result of Mr. Anderson’s resignation, he was not entitled to any severance payment under the terms of the employment agreement. However, in consideration of the contributions that Mr. Anderson made to the Company and The National Bank of Gainesville since their organization, the Company agreed to a lump sum payment to Mr. Anderson of approximately $44,765, which included the payment of approximately $11,190 related to accrued but unused vacation.

Compensation of Directors

The directors of the Company and the Bank are not separately compensated for their services, and may not be compensated until the net profits of the Company and the Bank exceed the Company’s net losses since inception on a cumulative basis. In the future, we may adopt a director compensation policy that conforms to applicable law.

Stock Option Plan

During 2003, our shareholders approved a stock option plan whereby NBOG may grant options to acquire up to 125,000 shares of NBOG common stock. The plan permits our board of directors to grant incentive stock options and non-qualified stock options to eligible persons on an individual basis. Our board may determine the number of shares of common stock to be covered by each option, the exercise price and the limitations applicable to the exercise of each option.

Organizer Warrants

Ann M. Palmour, Paula M. Allen, J. Darwin Allison, Jr., Shelley Palmour Anderson, Kathy L. Cooper, Anne L. Davenport, Gilbert T. Jones, Sr. and Gary H. Anderson (the “Organizers”) made personal guarantees regarding our pre-opening loan. In recognition of the risk of loss to the Organizers of their initial equity investment and their guarantee of our pre-opening loan, and as an incentive for them to serve as directors, we granted one warrant for each share purchased by our Organizers in our initial public offering. Each warrant entitles the Organizer to purchase an additional share of NBOG common stock at $10.00 per share, and expires on March 25, 2012. The warrants vest in one-third annual increments, with the final installment vesting on March 25, 2005.

Related Party Transactions

The Company’s directors and officers, and the businesses and other organizations with which they are associated, from time to time may have banking transactions in the ordinary course of business with the Bank. The Bank’s policy is that any loans or other commitments to those persons or entities be made in accordance with applicable law and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons or entities of similar standing. All transactions with affiliates must be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of directors including a majority of disinterested directors.

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In addition, each loan by the Bank to any officer, director or controlling person of the Bank or any of its affiliates may be made only in compliance with the following conditions:

The loan:

●	must be evidenced by a promissory note naming the Bank as payee and must contain an annual percentage rate which is reasonably comparable to that normally charged to non-affiliates by other commercial lenders for similar loans made in the Bank's locale;

●	must be repaid according to appropriate amortization schedules and contain default provisions comparable to those normally used by other commercial lenders for similar loans made to non-affiliates in the Bank's locale;

●	must be made only if credit reports and financial statements, or other reasonable investigation appropriate in light of the nature and terms of the loan and which meet the loan policies normally used by other commercial lenders for similar loans made to non-affiliates in the Bank's locale, show the loan to be collectible and the borrower a satisfactory credit risk; and

●	the purpose of the loan and the disbursement of proceeds are reviewed and monitored in a manner comparable to that normally used by other commercial lenders for similar loans made in the Bank's locale.

SUPERVISION AND REGULATION

Both the Company and the Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to us.

NBOG Bancorporation, Inc.

Since the Company owns all of the capital stock of the Bank, it is a bank holding company under the federal Bank Holding Company Act of 1956. As a result, the Company is primarily subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve. As a bank holding company located in Georgia, the Georgia Department of Banking and Finance also regulates and monitors all significant aspects of the Company's operations.

Acquisitions of Banks.  The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

●	acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

●	acquiring all or substantially all of the assets of any bank; or

●	merging or consolidating with any other bank holding company.

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Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Under the Bank Holding Company Act, if adequately capitalized and adequately managed, the Company or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for three years. As a result, no bank holding company may acquire control of the Company until after the third anniversary date of the Bank's incorporation.

Change in Bank Control. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is refutably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

●	the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934; or

●	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Our common stock is registered under Section 12 of the Securities Exchange Act of 1934. The regulations provide a procedure for challenging the rebuttable presumption of control.

Permitted Activities.  Bank holding companies are generally prohibited, under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than the following:

●	Banking or managing or controlling banks; and

●	Any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

●	Factoring accounts receivable;

●	Making, acquiring, brokering or servicing loans and usual related activities;

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●	Leasing personal or real property;

●	Operating a non-bank depository institution, such as a savings association;

●	Trust company functions;

●	Financial and investment advisory activities;

●	Conducting discount securities brokerage activities;

●	Underwriting and dealing in government obligations and money market instruments;

●	Providing specified management consulting and counseling activities;

●	Performing selected data processing services and support services;

●	Acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

●	Performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

Generally, if the Company qualifies and elects to become a financial holding company, it may engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

●	Lending, trust and other banking activities;

●	Insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

●	Providing financial, investment, or advisory services;

●	Issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

●	Underwriting, dealing in or making a market in securities;

●	Other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

●	Foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

●	Merchant banking through securities or insurance affiliates; and

●	Insurance company portfolio investments.

To qualify to become a financial holding company, the Bank and any other depository institution subsidiary of the Company must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least "satisfactory." Additionally, the Company must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity.

Support of Subsidiary Institutions. Under Federal Reserve policy, the Company is expected to act as a source of financial strength for the Bank and to commit resources to support the Bank. This support may be required at times when, without this Federal Reserve policy, the Company might not be inclined to provide it. In addition, any capital loans made by the Company to the Bank will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of the Company's bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of the Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

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The National Bank of Gainesville

Since the Bank is chartered as a national bank, it is primarily subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency regularly examines the Bank's operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, the Bank's deposits are insured by the FDIC to the maximum extent provided by law. The Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations.

Branching. National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current Georgia law, the Bank may open branch offices throughout Georgia with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, the Bank may acquire branches of existing banks located in Georgia. The Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Georgia law, with limited exceptions, currently permits branching across state lines through interstate mergers.

Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) in which all institutions are placed. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets at the time it became undercapitalized or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

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FDIC Insurance Assessments. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.44 cents per $100 of deposits for the first quarter of 2005.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the Bank.  Since our aggregate assets are not more than $250 million, under the Gramm-Leach-Bliley Act, we are generally subject to a Community Reinvestment Act examination only once every 60 months if we receive an "outstanding" rating, once every 48 months if we receive a "satisfactory" rating and as needed if our rating is less than "satisfactory."  Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations. Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. For example, under the Soldiers' and Sailors' Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate in excess of 6% on any obligation for which the borrower is a person on active duty with the United States military.

The Bank's loan operations are also subject to federal laws applicable to credit transactions, such as the:

●	Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

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●	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

●	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

●	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

●	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

●	Soldiers' and Sailors' Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

●	rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

In addition to the federal and state laws noted above, the Georgia Fair Lending Act ("GAFLA") imposes restrictions and procedural requirements on most mortgage loans made in Georgia, including home equity loans and lines of credit. On August 5, 2003, the Office of the Comptroller of the Currency issued a formal opinion stating that the entirety of GAFLA is preempted by federal law for national banks and their operating subsidiaries. As a result, the Bank is exempt from the requirements of GAFLA.

The deposit operations of the Bank are subject to:

●	The Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

●	The Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

OCC Agreement

In August 2004, the Bank received a final report from the OCC identifying weaknesses in the overall credit risk management process, and, in connection with the report, has committed to take specific actions to strengthen correct identified weaknesses. The Bank has agreed to achieve and maintain on or before March 31, 2005 a Total capital to risk-weighted assets ratio of at least fourteen percent (14%) and a Tier 1 capital to adjusted total assets ratio of at least nine percent (9%). In addition, the Bank has committed to:

•	adopt a written strategic plan covering at least a three-year period;
•	review and revise its written loan policy;
•	obtain an independent review of its loan program; and
•	review the adequacy, and establish a program to maintain the adequacy of, its allowance for loan and lease losses.

The Company believes that it is on schedule to meet its commitments to the OCC to remedy the causes of the identified weaknesses.

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Capital Adequacy

The Company and the Bank are required to comply with the capital adequacy standards established by the Federal Reserve, in the case of the Company, and the Office of the Comptroller of the Currency, in the case of the Bank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. Since the Company's consolidated total assets are less than $150 million, under the Federal Reserve's capital guidelines, our capital adequacy is measured on a bank-only basis, as opposed to a consolidated basis. The Bank is also subject to risk-based and leverage capital requirements adopted by the Office of the Comptroller of the Currency, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At December 31, 2004, our ratio of total capital to risk-weighted assets was 12.6% and our ratio of Tier 1 Capital to risk-weighted assets was 11.3%.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%.  The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

As a new bank, the Office of the Comptroller of the Currency has required that the Bank maintain a minimum leverage ratio of 8.0% for the first three years of its operation. As previously mentioned, the Bank has agreed to achieve and maintain on or before March 31, 2005 a Total capital to risk-weighted assets ratio of at least 14.0% and a leverage ratio of at least 9.0%.  At December 31, 2004, our leverage ratio was 7.8%.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "—The National Bank of Gainesville—Prompt Corrective Action."

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Payment of Dividends

The Company is a legal entity separate and distinct from the Bank. The principal sources of the Company's cash flow, including cash flow to pay dividends to its shareholders, are dividends that the Bank pays to its sole shareholder, the Company. Statutory and regulatory limitations apply to the Bank's payment of dividends to the Company as well as to the Company's payment of dividends to its shareholders. Currently, the Bank is precluded from paying dividends until it is cumulatively profitable.

The Bank is required by federal law to obtain prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by our board of directors in any year will exceed (1) the total of the Bank's net profits for that year, plus (2) the Bank's retained net profits of the preceding two years, less any required transfers to surplus.

The payment of dividends by the Company and the Bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of the Office of the Comptroller of the Currency, the Bank were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, that the Bank stop or refrain engaging in the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "—The National Bank of Gainesville—Prompt Corrective Action" above.

Restrictions on Transactions with Affiliates

The Company and the Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

●	a bank’s loans or extensions of credit to affiliates;

●	a bank’s investment in affiliates;

●	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

●	loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

●	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

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The Company and the Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Consumer Credit Reporting

On December 4, 2003, the President signed the Fair and Accurate Credit Transactions Act (the FAIR Act), amending the federal Fair Credit Reporting Act (the FCRA). The FCRA Amendments include, among other things:

•	new requirements for financial institutions to develop policies and procedures to identify potential identity theft and, upon the request of a consumer, place a fraud alert in the consumer's credit file stating that the consumer may be the victim of identity theft or other fraud;

•	new consumer notice requirements for lenders that use consumer report information in connection with risk-based credit pricing programs;

•	for entities that furnish information to consumer reporting agencies (which would include the Bank), new requirements to implement procedures and policies regarding the accuracy and integrity of the furnished information, and regarding the correction of previously furnished information that is later determined to be inaccurate; and

•	a new requirement for mortgage lenders to disclose credit scores to consumers.

The FCRA Amendments also will prohibit a business that receives consumer information from an affiliate from using that information for marketing purposes unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such marketing purposes (the "opt-out"), subject to limited exceptions. We do not plan to share consumer information among our affiliated companies for marketing purposes, except as may be allowed under exceptions to the notice and opt-out requirements. Because no affiliate of the Company is currently sharing consumer information with any other affiliate of the Company for marketing purposes, the limitations on sharing of information for marketing purposes does not have a significant impact on the Company.

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Anti-Terrorism Legislation

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, signed by the President on October 26, 2001, imposed new requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism. Most of these requirements and limitations took effect in 2002. Additional "know your customer" rules became effective in June 2003, requiring the Bank to establish a customer identification program under Section 326 of the USA PATRIOT Act. The Company and its subsidiaries implemented procedures and policies to comply with those rules prior to the effective date of each of the rules.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating and doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Polices

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

DESCRIPTION OF CAPITAL STOCK

Common Stock

NBOG is authorized by its articles of incorporation to issue up to 50,000,000 shares of common stock, no par value. As of the date of this prospectus, NBOG had 822,056 shares of common stock issued and outstanding.

All shares of common stock are entitled to share equally in dividends from legally available funds, when and if declared by the Board of Directors. Upon our voluntary or involuntary liquidation, all shares of common stock will be entitled to share equally in all of our assets that are available for distribution to the shareholders. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders.

There is no redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. NBOG's articles of incorporation do not provide for preemptive rights to acquire additional shares of common stock when issued. All of the outstanding shares of common stock are fully paid and non-assessable.

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Preferred Stock

NBOG is authorized by its articles of incorporation to issue up to 10,000,000 shares of preferred stock, no par value. NBOG's board of directors has the authority to determine the designation, powers, preferences and relative rights of the preferred stock. Preferred stock may have voting rights, subject to applicable law and determination by NBOG's board of directors. As of the date of this prospectus, no preferred stock has been issued. Although we have no present plans to issue any preferred stock, the ownership and control of NBOG by the holders of the common stock would be diluted if we were to issue preferred stock that had voting rights.

Important Provisions of our Articles of Incorporation and Bylaws

Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and NBOG's articles of incorporation and bylaws. NBOG's articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove our management or to gain control of NBOG if a particular transaction was not supported by NBOG's board of directors. These provisions are discussed in more detail below. In general, the purpose of these provisions is to further and protect the interests of NBOG and those of its shareholders as appropriate under the circumstances, including if the board of directors determines that a sale of control is in the best interests of NBOG and its shareholders, by enhancing the board of director's ability to maximize the value to be received by shareholders upon such a sale.

The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of our common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of NBOG by replacing our board of directors and management. Furthermore, the provisions could make it more difficult for our shareholders to replace the board of directors or management, even if a majority of our shareholders believes that replacing them would be in our best interests.

The protective provisions contained in our articles of incorporation and bylaws are discussed more fully below.

Authorized but Unissued Stock. The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Preferred Stock. The existence of preferred stock may impede the takeover of NBOG without the approval of our board of directors. This is because our board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of NBOG through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may have an adverse effect on the rights of the holders of our common stock, and in some circumstances, could decrease the market price of our common stock.

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Staggered Terms for Board of Directors. Our articles of incorporation provide that our board of directors will be divided into three classes and that the directors in each class will serve staggered terms of three years each. This means that unless the existing directors were to resign (which may be the result in a friendly acquisition of the Company), it would take at least two annual meetings of our shareholders to replace a majority of its directors.

Change in Number of Directors. Our articles of incorporation provide that the board of directors shall consist of not fewer than seven or more than twenty-one directors, with the number of directors fixed by the board of directors pursuant to a resolution adopted by a majority of the directors then in office.

Removal of Directors. Our articles of incorporation provide that our directors may be removed only for cause during their terms by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon. Our articles of incorporation also provide that if removal has been approved by a resolution adopted by at least two-thirds of the directors then in office, directors may be removed during their terms with cause by the affirmative vote of the holders of a majority of the issued and outstanding shares of each class of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon.

Supermajority Voting on Certain Transactions. Under our articles of incorporation, any disposition of all or substantially all of our assets will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of each class of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon. However, if our board of directors has approved the particular transaction by the affirmative vote of a majority of the entire board, then shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of each class of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon.

In the event a transaction is not approved by a majority vote of the entire board, the foregoing provision could enable a minority of our shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the directors could cause a two-thirds vote to be required to approve the transaction by withholding their consent to such a transaction, thereby entrenching their positions with NBOG and the Bank.

Amendment of Certain Provisions. Any amendment of Articles III, IV, V, VIII, X and XI of our articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock, voting together as a class, unless two-thirds of our entire board of directors approves the amendment. If two-thirds of the board approves the amendment, the approval of only a majority of the outstanding shares of capital stock entitled to be cast at the meeting called for that purpose, voting together as a single class, shall be required to approve such action.

Although our management believes the protective provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be an expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

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Indemnification and Limitation of Liability of Directors

Indemnification. Our bylaws contain indemnification provisions which provide that directors, officers, employees or agents of NBOG will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that we will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director conducted himself in good faith and acted in a manner he reasonably believed to be in or not opposed to the best interests of the NBOG and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the board of directors, the shareholders or independent legal counsel in each specific case. We may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "—Limitation of Liability" below.

The indemnification provisions in our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person and incurred by him in any such capacity, whether or not we would have had the power to indemnify against such liability.

We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which indemnification from NBOG may be sought. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of NBOG pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the NBOG in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Any indemnification must be in accordance with the rules and regulations of the Federal Reserve.

Limitation of Liability. Our articles of incorporation, subject to limited exceptions, eliminate the potential personal liability for monetary damages to NBOG and to our shareholders for breach of a duty as a director. There is no elimination of liability for a breach of duty involving (i) appropriation of a business opportunity of NBOG, (ii) an act or omission involving intentional misconduct or a knowing violation of the law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code or (iv) a transaction from which the director derives an improper material tangible personal benefit. Our articles of incorporation do not eliminate or limit our right or our shareholders' right to seek injunctive or other equitable relieve not involving monetary damages.

Article VI of our articles of incorporation, which provides the provisions described above, was adopted by us pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article VI was included in our articles of incorporation to encourage qualified individuals to serve and remain as directors of NBOG.

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SHARES ELIGIBLE FOR FUTURE SALE

All of the shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an "affiliate" of NBOG, which will be subject to the resale limitation of Rule 144 issued under the Securities Act of 1933, as discussed below.

In general, under Rule 144, affiliates are entitled to sell within any three-month period a number of shares that does not exceed the greater of one of the following amounts:

(1)	1% of the outstanding shares of common stock; or

(2)	the average weekly trading volume of the stock during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about NBOG.

Prior to the offering, there has not been a liquid public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

LEGAL MATTERS

Powell Goldstein LLP, Atlanta, Georgia, has passed upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

Porter Keadle Moore, LLP, independent registered public accounting firm, have audited NBOG Bancorporation, Inc.'s financial statements as of and for the two years ended December 31, 2003 included in this prospectus. These financial statements are included in reliance on Porter Keadle Moore, LLP's report, given on their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to NBOG and the common stock, reference is made to the Registration Statement and the exhibits to it. Copies of the Registration Statement may be examined and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain additional information regarding the operation of the public reference facility by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as NBOG, that file electronically with the SEC.

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INDEX TO CONSOLIDATED
FINANCIAL STATEMENTS

F-1

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
NBOG Bancorporation, Inc.

We have audited the accompanying consolidated balance sheets of NBOG Bancorporation, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc. and subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
February 20, 2004

Certified Public Accountants

Suite 1800 • 235 Peachtree Street NE • Atlanta, Georgia 30303 • Phone 404-588-4200 • Fax 404-588-4222
www.pkm.com

F-2

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and due from banks	$1,439,912	540,227
Federal funds sold	2,365,000	13,254,000

Cash and cash equivalents	3,804,912	13,794,227

Investment securities available-for-sale	2,744,662	6,940,158
Other investments	207,550	145,250
Loans, net	46,597,520	25,716,715
Premises and equipment, net	714,251	664,093
Accrued interest receivable and other assets	1,538,421	209,084

	$55,607,316	47,469,527

Liabilities and Shareholders' Equity

Deposits:
Non interest-bearing demand	$2,241,644	1,675,329
Interest-bearing demand	357,509	339,639
Savings and money market	5,265,995	4,469,832
Time less than $100,000	28,675,606	14,753,024
Time greater than $100,000	12,544,368	21,069,502

Total deposits	49,085,122	42,307,326

Accrued interest payable and other liabilities	45,267	491,372

Total liabilities	49,130,389	42,798,698

Commitments

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, no par value; 50,000,000 shares authorized; 746,890 and 655,722 shares issued and outstanding in 2003 and 2002, respectively	7,176,408	6,282,782
Accumulated deficit	(695,561)	(1,675,008)
Accumulated other comprehensive (loss) income	(3,920)	63,055

Total shareholders' equity	6,476,927	4,670,829

	$55,607,316	47,469,527

See accompanying notes to consolidated financial statements.

F-3

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Operations

For the Years Ended December 31, 2003 and 2002

	2003	2002
Interest income:
Interest and fees on loans	$3,217,455	925,545
Interest income on investments	149,595	123,512
Interest income on federal funds sold	53,639	234,404

Total interest income	3,420,689	1,283,461

Interest expense:
Interest on deposits	1,333,018	876,975
Other	-	7,450

Total interest expense	1,333,018	884,425

Net interest income	2,087,671	399,036

Provision for loan losses	341,305	259,744

Net interest income after provision for loan losses	1,746,366	139,292

Non-interest income:
Service charges on deposit accounts	64,355	17,870
Gain on sale of investment securities	4,816	-
Mortgage origination fees	170,092	3,477
Other	18,846	21,119

Total non-interest income	258,109	42,466

Non-interest expenses:
Salaries and benefits	890,642	736,326
Occupancy	267,168	184,870
Professional fees	140,449	72,403
Other	376,526	328,985

Total non-interest expense	1,674,785	1,322,584

Earnings (loss) before income taxes	329,690	(1,140,826)

Income tax benefit	649,757	-

Net earnings (loss)	$979,447	(1,140,826)

Net earnings (loss) per share	$1.45	(1.74)

Weighted average shares outstanding	$673,408	655,722

See accompanying notes to consolidated financial statements.

F-4

 NBOG BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)

December 31, 2003 and 2002

	2003	2002

Net earnings (loss)	$979,447	(1,140,826)

Other comprehensive (loss) income, net of tax:

Unrealized comprehensive (loss) income, net of tax:
Unrealized (losses) gains on investment securities available-for-sale, net of associated income tax effect of $32,865 and $0	(63,796)	63,055

Reclassification adjustments for gains on sales of investment securities available-for-sale, net of associated income tax effect of $1,637 and $0	(3,179)	-

Other comprehensive (loss) income	(66,975)	63,055

Comprehensive income (loss)	$912,472	(1,077,771)

See accompanying notes to consolidated financial statements.

F-5

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2003 and 2002

			Stock		Accumulated
	Common Stock		Subscription	Accumulated	Comprehensive
	Shares	Amount	Receivable	Deficit	Income (Loss)	Total

Balance, December 31, 2001	-	$200	(200)	(534,182)	-	(534,182)

Proceeds from stock offering, net of offering costs of $273,438	655,722	6,282,782	-	-	-	6,282,782

Cancellation of organizational shares subscription	-	(200)	200	-	-	-

Change in unrealized gain on securities available-for-sale, net of tax	-	-	-	-	63,055	63,055

Net loss	-	-	-	(1,140,826)	-	(1,140,826)

Balance, December 31, 2002	655,722	6,282,782	-	(1,675,008)	63,055	4,670,829

Proceeds from stock offering, net of offering costs of $18,055	91,168	893,626	-	-	-	893,626

Change in unrealized loss on securities available-for-sale, net of tax	-	-	-	-	(66,975)	(66,975)

Net earnings	-	-	-	979,447	-	979,447

Balance, December 31, 2003	746,890	$7,176,408	-	(695,561)	(3,920)	6,476,927

See accompanying notes to consolidated financial statements.

F-6

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net earnings (loss)	$979,447	(1,140,826)
Adjustments to reconcile net earnings (loss) to
net cash provided (used) by operating activities:
Provision for loan losses	341,305	259,744
Depreciation, amortization and accretion	168,110	111,930
Gain on sale of investment securities available-for-sale	(4,816)	-
Gain on sale of repossessed assets	(2,479)	-
Change in other assets	(761,181)	(169,931)
Change in other liabilities	(446,104)	470,723

Net cash provided (used) by operating activities	274,282	(468,360)

Cash flows from investing activities:
Purchases of investment securities available-for-sale	(2,516,719)	(6,906,472)
Proceeds from maturities, calls and paydowns of investment
securities available-for-sale	2,595,335	-
Proceeds from sales of investment securities available-for-sale	4,011,338	-
Purchases of other investments	(74,900)	(145,250)
Proceeds from the sale of other investments	12,600	-
Net change in loans	(21,822,551)	(25,976,459)
Proceeds from the sale of repossessed assets	36,784	-
Purchases of premises and equipment, including construction in progress	(176,906)	(481,717)

Net cash used by investing activities	(17,935,019)	(33,509,898)

Cash flows from financing activities:
Net change in deposits	6,777,796	42,307,326
Repayment of notes payable	-	(1,082,140)
Payment of deferred offering costs	(18,055)	(8,921)
Proceeds from the issuance of common stock	911,681	6,556,220

Net cash provided by financing activities	7,671,422	47,772,485

Net change in cash and cash equivalents	(9,989,315)	13,794,227

Cash and cash equivalents at beginning of the period	13,794,227	-

Cash and cash equivalents at end of the period	$3,804,912	13,794,227

Supplemental information:
Cash paid during the year for interest	$1,697,119	417,393

Noncash investing and financing activities:
Change in unrealized (loss) gain on securities
available-for-sale	$(66,975)	63,055
Transfer of loans to other real estate and repossessions	600,441	-
Recognition of previously deferred offering costs	-	264,517

See accompanying notes to consolidated financial statements.

F-7

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies
Organization
NBOG Bancorporation, Inc. (the "Company"), a bank holding company, owns 100% of the outstanding common stock of The National Bank of Gainesville (the "Bank"), which operates in the Gainesville, Georgia area. The Bank is chartered and regulated by the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation. The Bank received final approvals from bank regulators to commence banking operations on March 21, 2002.

The Company closed its initial public offering of common stock on November 30, 2001, having sold 630,722 shares for total proceeds of $6,306,220. The subscription proceeds from the offering were released from escrow on March 22, 2002, and shares of the Company's common stock were issued to investors on March 25, 2002. The Company used $6,000,000 of the proceeds from the offering to purchase all of the outstanding common stock of the Bank. The Bank is currently the Company's sole subsidiary, and the Company currently engages in no business other than owning and managing the Bank.

On May 23, 2002, the Company sold 25,000 shares of its common stock for $250,000 through a private offering exempt from registration under the Securities Act of 1933. In addition, on July 1, 2003, the Company initiated a private offering exempt from registration under the Securities Act of 1933. The private offering ended on December 31, 2003. Proceeds totaling $911,681, net of offering costs of $18,055, were collected from the sale of 91,168 shares.

Basis of Presentation
The consolidated financial statements include the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation. Certain 2002 amounts were reclassified to conform to the 2003 presentation.

The accounting principles followed by the Company and its subsidiary, and the method of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

Investment Securities
The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2003 and 2002, all securities are classified as available-for-sale.

F-8

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued
Investment Securities, continued
Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments
Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

Loans and Allowance for Loan Losses
Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's analysis considers the Company's historical losses, current economic indicators and peer group historical losses. Loans deemed uncollectible are charged-off and deducted from the allowance and recoveries on loans previously charged-off are added back to the allowance.

Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates individual loans into five risk classifications including: average, watch, special mention, substandard, and doubtful. For those Substandard loans determined to be impaired, a Specific Reserve is maintained equal to the portion of the loan that is considered impaired. Certain other variables such as binding commitments, industry trends and concentration risks, local economic and business conditions, and delinquency trends are factored into the calculation of the allowance. The combination of these results is compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

F-9

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued
Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful lives of the assets are expensed. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. Depreciation expense for furniture and equipment is computed using the straight-line method based on useful lives ranging from three to seven years. Additionally, leasehold improvements are amortized on a straight-line basis over the shorter period of the related lease term or useful lives.

Income Taxes
The Company accounts for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Net Earnings (Loss) Per Share
Net earnings (loss) per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding, including warrants, are included in diluted earnings per share. For 2003, there were no common stock equivalents as the strike price equaled the market value of the stock during 2003. No common stock equivalents were considered in 2002 as the effects of such would be anti-dilutive to the loss per share calculation.

Stock Compensation Plans
Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees;" ("APB 25") whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Under ABP 25, stock options issued under the Company's stock option plan have no intrinsic value at the grant date and, as such, no compensation cost is recognized. The Company has elected to continue with the accounting methodology in APB 25. As of December 31, 2003 and 2002, the Company's options had no pro forma effects to net earnings (loss) reported as there were no options that vested in the reporting periods.

Recent Accounting Pronouncements
Accounting standards that have been issued or proposed by the Financial Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not applicable at the present time.

F-10

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(2)	Investment Securities Available-for-sale
At December 31, 2003 and 2002 the amortized cost and fair value of investment securities available-for-sale are summarized as follows:
	2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies	$1,498,128	1,020	5,533	1,493,615
Mortgage-backed securities	1,252,473	4,320	5,746	1,251,047

Total	$2,750,601	5,340	11,279	2,744,662

	2002
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies and treasuries	$6,024,395	48,084	1,450	6,071,029
Mortgage-backed securities	852,708	16,421	-	869,129

Total	$6,877,103	64,505	1,450	6,940,158

The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agencies	$492,815	5,533	-	-	492,815	5,533
Mortgage backed securities	919,088	5,746	-	-	919,088	5,746
	$1,411,903	11,279	-	-	1,411,903	11,279

At December 31, 2003, unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are backed by the U.S. Government and Government sponsored corporations. At December 31, 2003, two out of five securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses.

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
U.S. Government agencies:
1 to 5 years	$1,498,128	1,493,615
Mortgage-backed securities	1,252,473	1,251,047

Total	$2,750,601	2,744,662

F-11

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(2)	Investment Securities Available-for-sale, continued
At December 31, 2003, securities with a carrying value of approximately $80,000 were pledged to secure public deposits. There were no securities pledged to secure public deposits at December 31, 2002.

For the year ended December 31, 2003, proceeds from sales of investment securities available-for-sale totaled $4,011,338. The Company recognized gross gains of $4,816 on those sales during 2003. There were no sales of investment securities available-for-sale during 2002.

(3)	Loans
Major classifications of loans at December 31, 2003 and 2002 are summarized as follows:

	2003	2002

Commercial, financial and agricultural	$7,213,085	3,291,198
Real estate - mortgage	19,222,273	9,502,281
Real estate - construction	10,671,023	7,707,582
Consumer	10,057,101	5,473,243
Total loans	47,163,482	25,974,304
Less allowance for loan losses	565,962	257,589
Loans, net	$46,597,520	25,716,715

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

During 2003 and 2002, the Bank provided $341,305 and $259,744 to the allowance for loan losses, respectively, for potential problem loans and recognized charge-offs of $40,384 and $2,155 and recoveries of $7,452 and $0, respectively.

(4)	Premises and Equipment
Major classifications of premises and equipment at December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Land and land improvements	$341,569	341,569
Furniture and equipment	423,593	395,064
Leasehold improvements	18,445	18,444
Construction in process	154,882	6,506
	938,489	761,583
Less: Accumulated depreciation	224,238	97,490
	$714,251	664,093

Depreciation expense amounted to $126,748 and $82,561 for 2003 and 2002, respectively.

F-12

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(5)	Deposits
Maturities of time deposits at December 31, 2003 are as follows:

Maturing in:
2004	$26,748,533
2005	12,851,647
2006	212,283
2007	1,177,725
2008	229,786
Total	$41,219,974

(6)	Income Taxes
The components of the income tax benefit for the year ended December 31, 2003 are as follows:

Deferred expense	$7,405
Change in valuation allowance	(657,162)

$(649,757)

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the year ended December 31, 2003 relates primarily to the change in the valuation allowance. No income tax benefit was recognized for the year ended December 31, 2002 due to the valuation allowance relating to the net deferred tax asset.

The following summarizes the components of deferred taxes at December 31, 2003 and 2002:

	2003	2002
Deferred income tax assets:
Allowance for loan losses	$203,651	108,161
Pre-opening expenses	162,367	205,392
Premises and equipment	14,028	8,824
Operating loss carryforwards	267,866	334,785
Net unrealized losses on investments securities
available-for-sale	2,019	-
Other	1,845	-

Total gross deferred income tax assets	651,776	657,162
Less valuation allowance	-	(657,162)

Net deferred tax asset	$651,776	-

The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2003, based upon the projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the benefits of these deductible differences will be realized; and therefore management reversed the valuation allowance against this asset.

At December 31, 2003, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $779,000, which will expire beginning in 2017 if not previously utilized.

F-13

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(7)	Borrowings
The Bank had lines of credit available at December 31, 2003 and 2002 totaling $3,900,000 with its correspondent banks, which represent available credit for overnight borrowings from financial institutions. No balances were outstanding as of December 31, 2003 and 2002.

(8)	Commitments
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

The following summarizes commitments as of December 31, 2003 and 2002:

	Approximate Contract Amount
	2003	2002
Financial instruments whose contract
amounts represent credit risk:
Commitments to extend credit	$4,310,000	5,155,000
Standby letters of credit	$242,000	30,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

During 2003, the Bank entered into a contract with an architectural firm and a construction firm for services related to the design and construction of a new main office facility. Commitments remaining under this contract amounted to approximately $1,020,000 at December 31, 2003.

(9)	Shareholders' Equity
Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.

F-14

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(10)	Related Party Transactions
It is the Bank's policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is also the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

The following summary reflects activities for related party loans for 2003:

Related party loan balances at beginning of year	$432,596
New loans	143,425
Principal repayments	(380,561)

Related party loan balances at end of year	$195,460

As of December 31, 2003 and 2002, deposit accounts for related parties totaled approximately $218,000 and $302,000, respectively.

(11)	Employee and Director Benefit Plans
Stock Option Plan and Warrants
Members of the Board of Directors are entitled to receive, in aggregate, 199,736 stock warrants. Each warrant entitles its holder to purchase, at any time within ten years from the date the Bank opened for business, an additional share of the Company's common stock for $10.00. These warrants vest at a rate of 33% annually on each anniversary of the Bank opening, so long as the director has served continuously as a director of the Company from opening date until the particular anniversary and has attended a minimum of 75% of the Board's meetings. In the event of a change in control, the above warrants will vest immediately.

During 2003, the shareholders approved a stock option plan (the "Option Plan") whereby the Company may grant options to acquire shares of common stock of the Company at the then fair value. A total of 125,000 shares of common stock were reserved for possible issuance under this plan. Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date.

A summary of activity related to the Option Plan, for the year ended December 31, 2003 is presented below:

	2003
	Shares	Weighted Avg. Exercise Price

Outstanding, beginning of the year	-	$-
Granted during the year	82,000	10.00

Outstanding, end of the year	82,000	$10.00

Exercisable at year-end	-	$10.00

The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following assumptions: no dividend yield, a risk free interest rate of 3.85% for 2003, and an expected life of 10 years. The weighted average fair value of options granted during 2003 was $3.10. Options have weighted average remaining contractual lives of approximately nine years as of December 31, 2003.

F-15

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(12)	Regulatory Matters
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets, and of Tier 1 Capital to average assets. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Additionally, under an agreement with the Office of the Comptroller of the Currency, the Bank is required to maintain a Tier I capital to average asset ratio of no less than 8% for the first three years of operations. The actual capital amounts and ratios for the Bank are also presented in the table. Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2003:
Total Capital	$7,032	16.0%	$3,527	8%	$4,409	10%
(to Risk Weighted Assets)
Tier 1 Capital	$6,481	14.7%	$1,763	4%	$2,646	6%
(to Risk Weighted Assets)
Tier 1 Capital	$6,481	12.4%	$2,086	4%	$2,608	5%
(to Average Assets)
As of December 31, 2002:
Total Capital	$4,828	17.0%	$2,245	8%	$2,806	10%
(to Risk Weighted Assets)
Tier 1 Capital	$4,570	16.0%	$1,123	4%	$1,684	6%
(to Risk Weighted Assets)
Tier 1 Capital	$4,570	11.0%	$1,703	4%	$2,129	5%
(to Average Assets)

(13)	Other Operating Expenses
Components of other operating expenses which are greater than 1% of interest income and other operating income for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002

Data processing fees	$83,606	58,516
Advertising	$67,996	92,169
Insurance	$63,597	13,168
Office supplies	$43,847	42,546

F-16

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(14)	NBOG Bancorporation, Inc. (Parent Company Only) Financial Information

Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets

Cash and interest-bearing deposits	$270,020	37,675
Investment in subsidiary	6,206,907	4,633,154

	$6,476,927	4,670,829

Shareholders' Equity

Shareholders' equity	$6,476,927	4,670,829

Statements of Operations

For the Years Ended December 31, 2003 and 2002

	2003	2002

Interest income	$218	52,515

Expenses:
Salaries and benefits	-	27,587
Other operating	46,498	31,377

Total expenses	46,498	58,964

Loss before equity in undistributed earnings (loss) of subsidiary	(46,280)	(6,449)

Equity in undistributed earnings (loss) of subsidiary	1,025,727	(1,134,377)

Net earnings (loss)	$979,447	(1,140,826)

F-17

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(14)	NBOG Bancorporation, Inc. (Parent Company Only) Financial Information, continued

Statements of Cash Flows

For the Years Ended December 31, 2003 and 2002

	2003	2002

Cash flows from operating activities:
Net earnings (loss)	$979,447	(1,140,826)
Adjustments to reconcile net earnings (loss) to net
cash (used) provided by operating activities:
Equity in undistributed (earnings) loss of subsidiary	(1,025,727)	1,134,377
Change in other	-	18,504

Net cash (used) provided by operating activities	(46,280)	12,055

Cash flows used by investing activities consisting of
capital infusion into subsidiary	(615,001)	(5,439,539)

Cash flows from financing activities:
Change in line of credit	-	(1,082,140)
Proceeds from sale of common stock	911,681	6,556,220
Payments of deferred offering costs	(18,055)	(8,921)

Net cash provided by financing activities	893,626	5,465,159

Net change in cash	232,345	37,675

Cash at beginning of year	37,675	-

Cash at end of year	$270,020	37,675

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$-	1,000

Supplemental schedule of noncash financing and investing activities:
Change in net unrealized (loss) gain on securities
available-for-sale of subsidiary	$(66,975)	63,055
Transfer of premises and equipment to Bank	$-	264,937

F-18

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Balance Sheets
December 31. 2004 (Unaudited) and 2003

Unaudited

	2004	2003
	(Unaudited)
Assets
Cash and due from banks	$1,125,521	$1,439,912
Federal funds sold	5,301,000	2,365,000

Cash and cash equivalents	6,426,521	3,804,912

Investment securities available-for-sale	5,348,728	2,744,662
Other investments	234,850	207,550
Loans, net	31,301,959	46,597,520
Premises and equipment, net	2,464,768	714,251
Accrued interest receivable and other assets	2,234,693	1,538,421

	$48,011,519	$55,607,316

Liabilities and Shareholders' Equity

Deposits:
Non interest-bearing demand	$2,325,228	$2,241,644
Interest-bearing demand	734,977	357,509
Savings and money market	4,205,161	5,265,995
Time less than $100,000	27,700,703	28,675,606
Time greater than $100,000	8,760,790	12,544,368

Total deposits	43,726,859	49,085,122

Accrued interest payable and other liabilities	366,640	45,267

Total liabilities	44,093,499	49,130,389

Commitments

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, no par value; 50,000,000 shares authorized; 805,389 and 746,890 shares issued and outstanding in 2004 and 2003, respectively	7,527,820	7,176,408
Accumulated deficit	(3,585,102)	(695,561)
Accumulated other comprehensive loss	(24,698)	(3,920)

Total shareholders' equity	3,918,020	6,476,927

	$48,011,519	$55,607,316

See accompanying notes to consolidated financial statements.

F-19

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Operations
For the Years Ended December 31. 2004 (Unaudited) and 2003

Unaudited

	2004	2003
Interest income:	(Unaudited)
Interest and fees on loans	$3,370,322	$3,217,455
Interest income on investments	95,727	149,595
Interest income on federal funds sold	80,277	53,639

Total interest income	3,546,326	3,420,689

Interest expense:
Interest on deposits	1,144,287	1,333,018

Total interest expense	1,144,287	1,333,018

Net interest income	2,402,039	2,087,671

Provision for loan losses	2,274,749	341,305

Net interest income after provision for loan losses	127,291	1,746,366

Non-interest income:
Service charge income	70,688	64,355
Gain on sale of investment securities	211	4,816
Mortgage origination and processing fees	84,980	170,092
Other	5,434	18,846

Total non-interest income	161,313	258,109

Non-interest expenses:
Salaries and benefits	1,164,723	890,642
Occupancy and equipment	306,816	267,168
Professional fees	266,531	140,449
Other	764,295	376,526

Total non-interest expense	2,513,388	1,674,785

(Loss) earnings before income taxes	(2,224,784)	329,690

Income tax expense/(benefit)	664,757	(649,757)

Net (loss) earnings	$(2,889,541)	$979,447

Net (loss) earnings per share	$(3.87)	$1.45

Weighted average shares outstanding	$747,391	$673,408

See accompanying notes to consolidated financial statements.

F-20

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive (Loss) Income
December 31. 2004 (Unaudited) and 2003

Unaudited

	2004	2003
	(Unaudited)
Net (loss) income	$(2,889,541)	$979,447

Other comprehensive loss, net of tax:

Unrealized comprehensive loss, net of tax:
Unrealized losses on investment securities available-for-sale, net of associated income tax effect of $10,705 and $32,865	(20,639)	(63,796)

Reclassification adjustments for gains on sales of investment securities available-for-sale, net of associated income tax effect of $72 and $1,637	(139)	(3,179)

Other comprehensive loss	(20,778)	(66,975)

Comprehensive (loss) income	$(2,910,319)	$912,472

See accompanying notes to consolidated financial statements.

F-21

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31. 2004 (Unaudited) and 2003

Unaudited

				Accumulated
	Common Stock		Accumulated	Comprehensive
	Shares	Amount	Deficit	Income (Loss)	Total

Balance, December 31, 2002	655,722	6,282,782	(1,675,008)	63,055	4,670,829

Proceeds from stock offering, net of offering costs of $18,055	91,168	893,626	-	-	893,626

Change in unrealized loss on securities available-for-sale, net of tax	-	-	-	(66,975)	(66,975)

Net earnings	-	-	979,447	-	979,447

Balance, December 31, 2003	746,890	$7,176,408	(695,561)	(3,920)	6,476,927

Proceeds from stock offering	58,499	351,412		-	351,412

Change in unrealized loss on securities available-for-sale, net of tax	-	-	-	(20,778)	(20,778)

Net earnings	-	-	(2,889,541)	-	(2,889,541)

Balance, December 31, 2004	805,389	$7,527,820	(3,585,102)	(24,698)	3,918,020

See accompanying notes to consolidated financial statements.

F-22

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
For the Years Ended December 31. 2004 (Unaudited) and 2003

Unaudited

	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net (loss) earnings	$(2,889,541)	$979,447
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Provision for loan losses	2,274,749	341,305
Provision for losses on other real estate	46,684	-
Depreciation, amortization and accretion	164,909	168,110
Gain on sale or call of investment securities available-for-sale	(211)	(4,816)
Loss/(Gain) on sale of other real estate owned	40,796	(2,479)
Loss on sale or retirement of premises and equipment	28,001	-
Decrease/(Increase) in other assets	967,018	(761,181)
Increase/(Decrease) in other liabilities	321,375	(446,104)

Net cash provided by operating activities	953,780	274,282

Cash flows from investing activities:
Purchases of investment securities available-for-sale	(4,023,692)	(2,516,719)
Proceeds from maturities, calls and paydowns of investment securities available-for-sale	1,375,342	2,595,335
Proceeds from sales of investment securities available-for-sale	-	4,011,338
Purchases of other investments	(100,400)	(74,900)
Proceeds from the sale of other investments	73,100	12,600
Net change in loans	10,937,452	(21,822,551)
Proceeds from the sale of other real estate owned	366,494	36,784
Proceeds from the sale of premises and equipment	14,500	-
Purchases of premises and equipment, including construction in progress	(1,968,116)	(176,906)

Net cash provided (used) by investing activities	6,674,680	(17,935,019)

Cash flows from financing activities:
Net change in deposits	(5,358,263)	6,777,796
Payment of deferred offering costs	-	(18,055)
Proceeds from the issuance of common stock	351,412	911,681

Net cash (used) provided by financing activities	(5,006,851)	7,671,422

Net change in cash and cash equivalents	2,621,609	(9,989,315)

Cash and cash equivalents at beginning of the period	3,804,912	13,794,227

Cash and cash equivalents at end of the period	$6,426,521	$3,804,912

Supplemental information:
Cash paid during the year for interest	$1,204,717	$1,697,119
Income taxes paid	$15,000	$-

Non-cash investing and financing activities:
Change in unrealized (loss) gain on securities available-for-sale	$(20,778)	$(66,975)
Transfer of loans to other real estate and repossessions	2,425,179	600,441

See accompanying notes to consolidated financial statements.

F-23

NBOG BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Unaudited

Note 1 - Basis of Presentation

NBOG Bancorporation, Inc. (the "Company"), a bank holding company, owns 100% of the outstanding common stock of The National Bank of Gainesville (the "Bank"), which operates in the Gainesville, Georgia area.

The consolidated financial statements include the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation.

The accompanying financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they omit disclosures, which would substantially duplicate those contained in the most recent annual report to shareholders on Form 10-KSB. The financial statements as of December 31, 2004 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. For further information, refer to the audited consolidated financial statements as of and for the two years ended December 31, 2003 and the accompanying notes included in this prospectus.

Stock Compensation Plans

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") where compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Under APB 25, stock options issued under the Company's stock option plan have no intrinsic value at the grant date and, as such, no compensation cost is recognized. The Company has elected to continue with the accounting methodology in APB 25. Had compensation cost for the plan been determined based upon the fair value of the options at the grant dates, the Company's net (loss) earnings and net (loss) earnings per share for the years ended December 31, 2004, and 2003 would have been reduced to the pro forma amounts indicated below:

		Year ended
		December 31,
		2004	2003

Net (loss) earnings	As reported	$(2,889,541)	979,447
	Pro forma	$(2,933,841)	979,447

Basic (loss) earnings per share	As reported	$(3.87)	1.45
	Pro forma	$(3.93)	1.45

The difference between the net (loss) earnings as reported and pro forma is the expense associated with the grants which would have been earned in the period. This expense was calculated based on the number of options vested during the period multiplied by the fair value at the time of grant, net of tax effect. No options granted since December 31, 2003 have vested.

F-24

The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest rate of 3.85% and expected life of 10 years. The options were granted in June 2003, but did not begin vesting until June 2004.

Note 2 - Critical Accounting Policies and Estimates

The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. The Company's significant accounting policies are described in the footnotes to the audited consolidated financial statements as of and for the two years ended December 31, 2003 included in this prospectus.

Certain accounting policies involve significant estimates and assumptions by the Company, which have a material impact on the carrying value of certain assets and liabilities. The Company considers these accounting policies to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the estimates and assumptions made, actual results could differ from these estimates and assumptions which could have a material impact on carrying values of assets and liabilities and results of operations.

The Company believes that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the portion of management's discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of the Company's processes and methodology for determining the allowance for loan losses.

Note 3 - (Loss) Earnings Per Share

Basic (loss) earnings per share is computed by dividing net (loss) earnings by the weighted average number of shares of common stock outstanding. There were no dilutive common stock equivalents outstanding as of December 31, 2004 or 2003. For the year ended December 31, 2004 and 2003, weighted average shares outstanding were 747,391 and 673,408, respectively.

Note 4 - Loans

Activity in the allowance for loan losses for the twelve months ended December 31, 2004 and 2003 is summarized as follows:

	2004	2003

Beginning balance	$565,962	257,589
Provisions charged to operations	2,274,749	341,305
Loan charge-offs	(2,049,012)	(40,384)
Loan recoveries	198,153	7,452

Ending balance	$989,852	565,962

F-25

The following is a summary of risk elements in the loan portfolio for the twelve months ended December 31, 2004 and 2003:

	2004	2003

Loans on nonaccrual	$1,730,107	-
Loans past due 90 days and still accruing	-	405,000
Other real estate owned and repossessions	1,973,253	561,000

Total non-performing assets	$3,703,360	966,000

Total non-performing assets as a percentage of gross loans	11.47%	2.05%

Interest income on nonaccrual loans of approximately $58,720 was recognized for cash payments received during 2004. In addition, interest income that would have been reported on the non-accrual loans in 2004 totaled $109,830.

Note 5 - Income Taxes

During the quarter ended June 30, 2004, the Company recorded a provision for income taxes of $649,757. In 2003, the Company had recorded a deferred tax asset for this amount in recognition of the tax timing difference that was expected to be recognized at a future date. This determination was based on the expectation that the Company's earnings in future periods would be sufficient to recognize the associated tax benefit. During the quarter ended June 30, 2004, the Company discovered previously unanticipated credit issues which warranted a significant increase in the allowance for loan losses, negatively impacting the year-to-date and quarterly results. Due to the issues discovered, the future realizability of this asset is in question. The reserve will be maintained until such time that management believes the deferred tax asset can be recognized.

Note 6 - Regulatory Matters

In August 2004, the Bank received a report from its regulators. Based on the report, the Company is required to maintain capital ratios of Total capital (to risk-weighted assets) of 12.0% and Tier I capital (to adjusted quarterly average total assets) of 8.0%. As of December 31, 2004, the Total capital (to risk-weighted assets) ratio was 12.61% and the Tier I capital (to adjusted quarterly average total assets) ratio was 7.79%. By March 31, 2005, the Company will be required to maintain capital ratios of Total capital (to risk-weighted assets) of 14.0% and Tier I capital (to adjusted quarterly average total assets) of 9.0%.

F-26

APPENDIX A
Subscription Order Form
for
Existing Shareholders

NBOG Bancorporation, Inc.
807 Dorsey Street
Gainesville, GA 30501-6619
Attn: W. Bryan Hendrix

Ladies and Gentlemen:

I hereby subscribe to purchase the number of shares of common stock of NBOG Bancorporation, Inc. (the "Company") indicated below. I acknowledge that I am eligible to purchase up to1.34 shares for every one share of common stock of the Company that I owned as of ______________, and such additional shares and may remain available after completion of the subscription rights period.

I have received a copy of the Company's prospectus, dated ___________, 2005. I understand that my purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

Enclosed is a check in the amount of $6.00 multiplied by the number of shares I wish to purchase shares of the Company. My check is made payable to "NBOG Bancorporation, Inc."

I acknowledge that when the Company receives my subscription and my check, this subscription agreement will become final and finding on me and I will be unable to revoke it.

Subscription Rights.

I am entitled to purchase 1.34 shares for every one share of common stock of the Company that I owned as of _________, 2005.

multiplied by 1.34 equals
Number of Shares Owned		Number of Subscription Rights

I hereby exercise the number of subscription rights indicated below to purchase the same number of shares of common stock of the Company for $6.00 per share.

	multiplied by $6.00 equals	$
Number of Subscription Rights		Payment Due for Subscription Rights
Exercised/ Number of Shares Purchased

Additional Subscription.

I understand that if additional shares are available after the completion of the subscription rights period, that the Company may offer additional shares to existing shareholders and new investors. If sufficient shares are available at that time, I hereby subscribe for the additional shares indicated below.

	multiplied by $6.00 equals	$
Number of Shares to Purchase		Payment Due for Add'l Subscription

A-1

Substitute W-9 & Signature.

Under the penalty of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (2) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Name(s)	Signature(s)*

__________________________________________________________________________ Area Code and Telephone No. __________________________________________________________________________ Certificate Number(s)	I understand that due to the rights offering nature of this subscription, any shares subscribed for will be registered in the same form as I currently hold shares of the Company.
__________________________________________________________________________ Social Security or Federal Taxpayer Identification No.

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

TO BE COMPLETED BY THE COMPANY

Subscription Rights.

Accepted as of ___/___/2005, as to ______________ shares.

NBOG BANCORPORATION, INC.

By:______________________________________________
Signature

_____________________________________________
Print Name

Additional Subscription.

Accepted as of ___/___/2005, as to ______________ shares.

NBOG BANCORPORATION, INC.

By:_____________________________________________
Signature

____________________________________________
Print Name

A-2

APPENDIX B
Subscription Agreement
for
New Investors
NBOG Bancorporation, Inc.
807 Dorsey Street
Gainesville, GA 30501-6619
Attn: W. Bryan Hendrix

Ladies and Gentlemen:

I hereby subscribe to purchase the number of shares of common stock of NBOG Bancorporation, Inc. (the "Company") indicated below. I acknowledge that the Company is only offering any shares remaining after completion of the subscription rights period to its existing shareholders, and may, in its sole discretion, decide not to accept subscriptions from new investors.

I have received a copy of the Company's prospectus, dated ___________, 2005. I understand that my purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

Enclosed is a check in the amount of $6.00 multiplied by the number of shares I wish to purchase shares of the Company. My check is made payable to "NBOG Bancorporation, Inc."

I acknowledge that when the Company receives my subscription and my check, this subscription agreement will become final and finding on me and I will be unable to revoke it.

I understand that if additional shares are available after the completion of the subscription rights period, that the Company may offer additional shares to new investors. If sufficient shares are available at that time, I hereby subscribe for the shares indicated below.

	multiplied by $6.00 equals	$
Number of Shares		Payment Due

B-1

Stock Certificate Registration.

Please register the shares as follows: ______________________________________________________
                (Print or Type exact name(s) in which you desires the shares to be registered)

Please register the shares in the indicated form of ownership:

☐	Individual	☐	Tenants in Common	☐	Joint Tenants with Rights of Survivorship
☐	Trustee	☐	Custodian	☐	Beneficiary of IRA/Retirement Account
☐	Corporation	☐	Partnership	☐	Other

Social Security or Federal Taxpayer Identification No.	Social Security or Federal Taxpayer Identification No.

Residence Street Address/Route	Residence Street Address/Route

City and State Zip	City and State Zip

Area Code and Telephone Number	Area Code and Telephone Number

Subscriber #1	Subscriber #2 (if any)

Signature*	Signature*

*If a corporation, please sign in full corporate name by president or other authorized officer. When signing as officer, attorney, custodian, trustee, administrator, guardian, etc., please give your full title as such. In case of joint tenants, each person must sign.

SUBSTITUTE FORM W-9.

Under the penalties of perjury, I certify that: (1) the Social Security Number or Federal Taxpayer Identification Number given above is correct; and (2) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or because the Internal Revenue Services has notified me that I am no longer subject to backup withholding. Instructions: You must cross out #2 above if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under reporting interest or dividends on your tax return and if you have not received a notice from the Internal Revenue Service advising you that backup withholding due to notified payee under reporting has terminated.

Signature*____________________________    Date:______________________________, 2005

*If a corporation, please sign in full corporate name by president or other authorized officer. When signing as officer, attorney, custodian, trustee, administrator, guardian, etc., please give your full title as such. In case of joint tenants, each person must sign.

TO BE COMPLETED BY THE COMPANY

Accepted as of ___/___/2005, as to ______________ shares. NBOG BANCORPORATION, INC. By:____________________________________________ Signature By:____________________________________________ Print Name

B-2

Prospective investors may rely only on the information contained in this prospectus. NBOG has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States and Canada are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      Indemnification of Directors and Officers.

Consistent with the applicable provisions of the laws of Georgia, NBOG's bylaws provide that NBOG shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of NBOG and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of NBOG or a committee duly designated thereby, (2) in particular circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

In addition, Article VI of NBOG's articles of incorporation, subject to limited exceptions, eliminates the potential personal liability of a director for monetary damages to NBOG and to NBOG's shareholders for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for (1) breach of duty involving appropriation of business opportunity of the Registrant, (2) an act of omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Bylaws do not eliminate or limit the right of NBOG or its shareholders to seek injunctive of other equitable relief not involving monetary damages.

Item 25.   Other Expenses of Issuance and Distribution.

Estimated expenses of the sale of NBOG's common stock, no par value, are as follows:

Securities and Exchange Commission Registration Fee	$700
Legal Fees and Expenses	55,000
Accounting Fees and Expenses	20,000
Printing and Engraving Expenses	15,000
Mail and Distribution	5,000
Miscellaneous	4,300
Total	$100,000

Item 26.   Recent Sales of Unregistered Securities.

On May 23, 2002, the Company completed a private placement of 25,000 shares of common stock, no par value, for $10.00 per share, or an aggregate offering price of $250,000. The Company sold the shares in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933 (the "Act") because they were transactions by an issuer that did not involved a public offering. No underwriters were involved in the private placement.

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On January 31, 2004, the Company completed a private placement of 91,268 shares of common stock, no par value, for $10.00 per share, or an aggregate offering price of $912,680. The Company sold the shares in a private placement exempt from registration under the Act pursuant to Rule 506 of the Act. The shares were sold to accredited investors, as defined under Rule 501 of the Act and no more than 35 unaccredited investors. No underwriters were involved in the private placement.

On January 31, 2005, the Company completed a private placement of 75,066 shares of common stock, no par value, for $6.00 per share, or an aggregate offering price of $450,396. The Company sold the shares in a private placement exempt from registration under Section 4(2) of the Act because they were transactions by an issuer that did not involved a public offering. No underwriters were involved in the private placement.

Item 27.	Exhibits.

Exhibit
Number	Description

3.1	Articles of Incorporation of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 3(i) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

3.2	Bylaws of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 3(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining the rights of shareholders.

4.2	Form of common stock certificate of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 4(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

5	Opinion of Powell Goldstein LLP.

10.1*
Employment Agreement dated August 22, 2000, among The National Bank of Gainesville (in organization), NBOG Bancorporation, Inc. and Gary H. Anderson. Incorporated by reference to Exhibit 10(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

10.2*	NBOG Bancorporation, Inc.'s 2003 Stock Incentive Plan.

10.3*	Form of Incentive Stock Option Award.

10.4*	Form of Nonqualified Stock Option Award.

10.5*	Form of NBOG Bancorporation, Inc. Organizer's Warrant Agreement. Incorporated by reference to Exhibit 10(iv) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

II-2

21	Subsidiaries of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 21 of the Annual Report on Form 10-KSB for the year ended December 31, 2001, filed on April 1, 2002.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Powell Goldstein LLP (contained in Exhibit 5.1).

24	Power of Attorney (contained in Signature Page).

_____________________
*Indicates management contract or compensatory plan or arrangement.

Item 28.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Gainesville, State of Georgia, on this 1st day of February, 2005.

NBOG BANCORPORATION, INC.

By:	/s/ Albert F. Satterwhite

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints Albert F. Satterwhite and W. Bryan Hendrix, or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities stated and on the 1st day of February, 2005.

Signature	Capacity
/s/ Ann M. Palmour	Chairperson
Ann M. Palmour
/s/ Paula M. Allen	Director
Paula M. Allen
/s/ J. Darwin Allison, Jr.	Director
J. Darwin Allison, Jr.

II-4

Signature	Capacity
/s/ Shelley Palmour Anderson	Director
Shelley Palmour Anderson
/s/ Kath L. Cooper	Director
Kathy L. Cooper
Director
Anne L. Davenport
/s/ Lanny W. Dunagan	Director
Lanny W. Dunagan
/s/ Gilbert T. Jones, Sr.	Director
Gilbert T. Jones, Sr.
/s/ W. Bryan Hendrix	Principal Financial and Accounting Officer
W. Bryan Hendrix
/s/ Roger P. Martin, Sr.	Director
Dr. Roger P. Martin, Sr.
/s/ John C. McHugh	Director
Dr. John C. McHugh
/s/ Albert F. Satterwhite	Director and Principal Executive Officer
Albert F. Satterwhite
/s/ R. Allen Smith	Director
R. Allen Smith
/s/ Wendell A. Turner	Director
Dr. Wendell A. Turner

II-5

INDEX TO EXHIBITS

Exhibit
Number	Description

3.1	Articles of Incorporation of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 3(i) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

3.2	Bylaws of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 3(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining the rights of shareholders.

4.2	Form of common stock certificate of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 4(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

5	Opinion of Powell Goldstein LLP.

10.1*
Employment Agreement dated August 22, 2000, among The National Bank of Gainesville (in organization), NBOG Bancorporation, Inc. and Gary H. Anderson. Incorporated by reference to Exhibit 10(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

10.2*	NBOG Bancorporation, Inc.'s 2003 Stock Incentive Plan.

10.3*	Form of Incentive Stock Option Award.

10.4*	Form of Nonqualified Stock Option Award.

10.5*	Form of NBOG Bancorporation, Inc. Organizer's Warrant Agreement. Incorporated by reference to Exhibit 10(iv) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

21	Subsidiaries of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 21 of the Annual Report on Form 10-KSB for the year ended December 31, 2001, filed on April 1, 2002.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Powell Goldstein LLP (contained in Exhibit 5.1).

24	Power of Attorney (contained in Signature Page).

_____________________
*Indicates management contract or compensatory plan or arrangement.